Exhibit 99(a)
EXECUTION COPY
EQUITY PURCHASE AND COMMITMENT AGREEMENT
          THIS EQUITY PURCHASE AND COMMITMENT AGREEMENT (this “Agreement”), dated as of January 18, 2007, is made by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands (“Harbinger”), Dolce Investments LLC (“Dolce”), a limited liability company formed under the laws of the State of Delaware, Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (“Merrill”), UBS Securities LLC, a Delaware limited liability company (“UBS”), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”). ADAH, Harbinger, Dolce, Merrill and UBS are each individually referred to herein as an “Investor” and collectively as the “Investors”. Capitalized terms used in the agreement have the meanings assigned thereto in the sections indicated on Schedule 1 hereto.
          WHEREAS, the Company and certain of its subsidiaries and affiliates (the “Debtors”) commenced jointly administered cases (the “Chapter 11 Cases”) under United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, the Company intends to propose and submit to the Bankruptcy Court for its approval a plan of reorganization for the Debtors that is consistent with this Agreement and the PSA;
          WHEREAS, the Company has requested that the Investors participate in the plan of reorganization, and the Investors are willing to participate in the plan of reorganization, on the terms and subject to the conditions contained in this Agreement;
          WHEREAS, the Company has filed a motion and supporting papers (the “Initial Approval Motion”) seeking an order of the Bankruptcy Court (the “Initial Approval Order”) (i) approving and authorizing the Company to enter into this Agreement, (ii) authorizing the payment of the Commitment Fees, the Alternate Transaction Fee and the Transaction Expenses provided for herein, and (iii) approving and authorizing the Company to enter into the PSA, and the Bankruptcy Court has entered the Initial Approval Order; and
          WHEREAS, each of Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd. and Cerberus Capital Management, L.P. (collectively, the “Commitment Parties”) will provide, on the date hereof, commitment letters addressed to ADAH, Harbinger, and Dolce, respectively, and the Company whereby each Commitment Party will confirm its commitment to provide equity financing to ADAH, Harbinger and Dolce, respectively, on the terms and subject to the limitations set forth in the commitment letters.

          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Rights Offering
(a)	The Company proposes to offer and sell shares of its new common stock, par value $0.01 per share (the “New Common Stock”), pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute at no charge to each holder (each, an “Eligible Holder”) of Common Stock, including, to the extent applicable, the Investors, that number of rights (each, a “Right”) in respect of shares of Common Stock outstanding and held of record as of the close of business on a record date (the “Record Date”) to be set by the Board of Directors of the Company that will enable each Eligible Holder to purchase up to its pro rata portion of 56,700,000 shares in the aggregate of New Common Stock (each, a “Share”) at a purchase price of $35.00 per Share (the “Purchase Price”).

(b)	The Company will conduct the Rights Offering pursuant to a plan of reorganization of the Debtors (such plan of reorganization, the “Plan”), which shall reflect the Company’s proposed restructuring transactions described in this Agreement, the Summary of Terms of Preferred Stock attached hereto as Exhibit A (the “Preferred Term Sheet”) and the Plan Framework Support Agreement attached hereto as Exhibit B (the “PSA”).

(c)	The Rights Offering will be conducted as follows:
(i)	On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer Shares for subscription by holders of Rights as set forth in this Agreement.

(ii)	As soon as practicable following the entry of an order by the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Approval Date”) and the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Rights Offering Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) relating to the Rights Offering, the Company shall issue to each Eligible Holder, Rights to purchase up to its pro rata portion of 56,700,000 Shares in the aggregate and distribute simultaneously the ballot form(s) in connection with the solicitation of acceptances of the Plan (the date of such distribution, the “Distribution Date”). The Company will be responsible for effecting the distribution of certificates representing the Rights, the Rights Offering Prospectus and any related materials to each Eligible Holder.

(iii)	The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Distribution Date and ending at the Expiration Time. The Rights shall be transferable. “Expiration Time”

means the date and time by which holders of claims or interests are entitled to vote on the Plan (or if such day is not a Business Day, the next Business Day), or such later date and time as the Company, subject to the prior written approval of each of ADAH and Dolce, may specify in a notice provided to the Investors before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Plan (the “Effective Date”) to occur as promptly as reasonably practicable after the Expiration Time and the Confirmation Hearing. For the purpose of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and each of ADAH and Dolce (the “Subscription Agent”) electing to exercise all or a portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the full Purchase Price of the number of Shares that the Eligible Holder elects to purchase by wire transfer of immediately available funds by a specified date reasonably in advance of the date on which the hearing to confirm the Plan is scheduled to commence (the “Confirmation Hearing”) to an escrow account established for the Rights Offering.

(iv)	Unless otherwise required by ADAH and Dolce, there will be no over-subscription rights provided in connection with the Rights Offering.

(v)	As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of Shares to which such Eligible Holder is entitled based on such exercise.

(vi)	The Company hereby agrees and undertakes to give each Investor by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the aggregate Purchase Price therefor, the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the commitment set forth in Section 2(a)(iv) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).
2.	The Commitment; Fees and Expenses.

(a)	On the terms and subject to the conditions set forth in this Agreement:
(i)	each Investor agrees, severally and not jointly, to subscribe for and purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to subscribe for and purchase, and the Company agrees to sell and issue, on the Closing Date (A) for the Purchase Price per Share, each Investor’s proportionate share of 6,300,000 Shares as is set forth opposite such Investor’s name on Schedule 2 hereto (the “Direct Subscription Shares”) and (B) for the Purchase Price per Share, that number of shares of Series B Senior Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), as is set forth opposite such Investor’s name on Schedule 2 hereto, which shares shall be created pursuant to a Certificate of Designation (the “Series B Certificate of Designations”) that is consistent with the terms set forth in the Preferred Term Sheet and, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce; provided that prior to the Due Diligence Expiration Date, such terms shall be satisfactory to each of ADAH and Dolce in its sole discretion;

(ii)	Dolce agrees to subscribe for and purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to subscribe for and purchase, and the Company agrees to sell, on the Closing Date, for the Purchase Price per share, 8,571,429 shares of Series A-1 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), which shares shall be created pursuant to a Certificate of Designations (the “Series A-1 Certificate of Designations”) that is consistent with the terms set forth in the Preferred Term Sheet and with such other terms that, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce; provided, that prior to the Due Diligence Expiration Date, such other terms shall be satisfactory to each of ADAH and Dolce in its sole discretion;

(iii)	ADAH agrees to subscribe for and purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to subscribe for and purchase, and the Company agrees to sell, on the Closing Date, for the Purchase Price per share, 8,571,429 shares of Series A-2 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”, which shares shall be created pursuant to a Certificate of Designations (the “Series A-2 Certificate of Designations”) that is consistent with the terms set forth in the Preferred Term Sheet and with such other terms that, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce;

provided, that prior to the Due Diligence Expiration Date, such other terms shall be satisfactory to each of ADAH and Dolce in its sole discretion; and

(iv)	each Investor agrees, severally and not jointly, to purchase, or cause one or more Related Purchasers pursuant to the following paragraph and otherwise in accordance with this Agreement to purchase, on the Closing Date, and the Company agrees to sell for the Purchase Price per Share that number of Shares issuable pursuant to the aggregate number of Rights that were not properly exercised by the Eligible Holders thereof during the Rights Exercise Period, in proportion to the Investor’s share of the Direct Subscription Shares (such Shares in the aggregate, the “Unsubscribed Shares”), rounded among the Investors as they may determine, in their sole discretion, to avoid fractional shares.
In connection with each of clauses (i) through (iv) above, prior to the filing of the Rights Offering Registration Statement with the Commission, each Investor shall have the right to arrange for one or more of its Affiliates (each, a “Related Purchaser”) to purchase Investor Shares, by written notice to the Company, which notice shall be signed by the Investor and each Related Purchaser, shall contain the Related Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by the Related Purchaser of the accuracy with respect to it of the representations set forth in Section 4; provided, that the total number of Investors, Related Purchasers and Ultimate Purchasers shall not exceed the Maximum Number. The “Maximum Number” shall be 35 unless the Company consents to a higher number, such consent not to be unreasonably withheld; provided, that, nothing in this Agreement shall limit or restrict in any way any Investor’s ability to transfer or otherwise dispose of any Investor’s Shares or any interests therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and subject to applicable state securities laws. The Investors agree that each Related Purchaser will be a “Qualified Institutional Buyer” under Rule 144A of the Securities Act.
The Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock are referred to herein collectively as the “Preferred Shares”. The Unsubscribed Shares, the Direct Subscription Shares and the Preferred Shares are referred to herein collectively as the “Investor Shares”. The term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934 in effect on the date hereof.
(b)	Upon the occurrence of an Investor Default or a Limited Termination, within five (5) Business Days of the occurrence of such Investor Default or Limited Termination, the Investors (other than any non-purchasing Investor) shall have the right to agree to purchase on the Closing Date, in the case of a Limited Termination, or to purchase, in the case of an Investor Default (or, in either case, arrange for the purchase through a Related Purchaser pursuant to Section 2(a) or an Ultimate Purchaser pursuant to Section 2(k)), all but not less than all, of the Available Investor Shares on the terms and subject to the conditions set forth in this Agreement and in such proportions as determined by the Investors in their sole discretion (an “Alternative Financing”); provided, that only in the case of a Limited Termination, to the extent that a Limited Termination is attributable to any Investor other than Dolce, ADAH will be required within ten (10) Business Days of the occurrence of such Limited Termination to agree to purchase on the Closing Date (or arrange for the purchase through a Related Purchaser pursuant to Section 2(a) or an Ultimate Purchaser pursuant to Section 2(k)) any Available Investor Shares attributable to the Limited Termination and not otherwise purchased pursuant to the Alternative Financing (unless ADAH has otherwise terminated this Agreement in accordance with its terms); provided, further, that the total number of Investors, Related Purchasers and Ultimate Purchasers pursuant to this Agreement shall not exceed the Maximum Number. The term “Investor Default” shall mean the breach by any Investor of its obligation to purchase any Investor Shares which it is obligated to purchase under this Agreement. The term “Available Investor Shares” shall mean any Investor Shares which any Investor is not purchasing as a result of an Investor Default or Limited Termination. The exercise by any Investor of the right to purchase (or arrange a purchase of) any Available Investor Shares shall not relieve any defaulting Investor of any obligation to each other Investor or the Company of such defaulting Investor’s breach of this Agreement.

(c)	As soon as practicable after the Expiration Time, and in any event reasonably in advance of the Closing Date, the Company will provide a Purchase Notice or a Satisfaction Notice to each Investor as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date, on the terms and subject to the conditions in this Agreement, the Investors will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Investors to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(d)	Delivery of the Investor Shares will be made by the Company to the account of each Investor (or to such other accounts as any Investor may designate in accordance with this Agreement) at 10:00 a.m., New York City time, on the Effective Date (the “Closing Date”) against payment of the aggregate Purchase Price for the Investor Shares by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company to the Investors at least 24 hours prior to the Closing Date.

(e)	All Investor Shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

(f)	The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the Investor Shares will be delivered at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036 on the Closing Date.

(g)	Subject to the provisions of Sections 2(a), 2(b) and 2(k) hereof, any Investor may designate that (i) some or all of the Investor Shares be issued in the name of, and delivered to, one or more Related Purchasers and (ii) some or all of the Unsubscribed Shares, Direct Subscription Shares or shares of Series B Preferred Stock be issued in the name of, and delivered to, one or more Ultimate Purchasers.

(h)	On the basis of the representations and warranties herein contained, the Company shall pay the following fees to the Investors in accordance with Section 2(i) or 12(h), as the case may be:
(i)	an aggregate commitment fee of twenty-one million dollars ($21,000,000) to be paid to the Investors in proportion to their undertakings herein relative to Preferred Shares as set forth in Schedule 2 (the “Preferred Commitment Fee”);

(ii)	an aggregate commitment fee of fifty-five million one-hundred twenty-five thousand dollars ($55,125,000) to be paid to the Investors as set forth in Schedule 2 to compensate the Investors for their undertakings herein relative to Investor Shares other than Preferred Shares (the “Standby Commitment Fee” and together with the Preferred Commitment Fee, the “Commitment Fees”); and

(iii)	an Alternate Transaction Fee, if any, which shall be paid by the Company as provided in Section 12(h).
(i)	$10 million of the Commitment Fees shall be paid on the first Business Day following the first date that either (A) each of ADAH and Dolce has waived in writing the due diligence termination right contained in Section 12(d)(ii) or (B) the due diligence termination right contained in Section 12(d)(ii) has expired in accordance with its terms, and $28,062,500, representing the balance of the first fifty percent (50%) of the Commitment Fees, on the first Business Day following the date that each of ADAH and Dolce notify the Company in writing that each of them has approved the GM Settlement. The balance of $38,062,500, representing the remaining fifty percent (50%) of the Commitment Fees, shall be paid on the first Business Day following the Disclosure Statement Approval Date. Payment of the Commitment Fees and the Alternate Transaction Fee, if any, will be made by wire transfer of immediately available funds in U.S. dollars to the account specified by each Investor to the Company at least 24 hours prior to such payment. The Commitment Fees and the Alternate Transaction Fee, if any, will be nonrefundable and non-avoidable when paid. The provision for the payment of the Commitment Fees is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into the Agreement and such Commitment Fees shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

(j)	The Company will reimburse or pay, as the case may be, the out-of-pocket costs and expenses reasonably incurred by each Investor or its Affiliates (which, for the avoidance of doubt, shall not include any Ultimate Purchaser) to the extent incurred on or before the Effective Date (and reasonable post-closing costs and expenses relating to the closing), including reasonable fees, costs and expenses of counsel to each of the Investors or its Affiliates, and reasonable fees, costs and expenses of any other professionals retained by any of the Investors or its Affiliates in connection with the transactions contemplated hereby (including investigating, negotiating and completing such transactions) and the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions and the Chapter 11 Cases other than costs and expenses relating to any transactions with Ultimate Purchasers and, with respect to expenses that would not otherwise be incurred by the related Investor, Related Purchasers (collectively, “Transaction Expenses”), from and after the commencement of negotiations between such Investor or its Affiliates and the Company with respect to its non-disclosure agreements in connection with the Chapter 11 Cases and/or the transactions contemplated hereby, or in the case of UBS and Merrill, from and after July 30, 2006, in the following manner:
(i)	to the extent Transaction Expenses are or were incurred prior to December 1, 2006, such Transaction Expenses, in an amount not to exceed $13,000,000 (which amount does not include Transaction Expenses incurred by ADAH or its Affiliates on or prior to May 17, 2006 in an amount not to exceed $5,000,000), shall be paid promptly upon the Bankruptcy Court’s entry of the Initial Approval Order; provided, that Transaction Expenses incurred by ADAH or its Affiliates on or prior to May 17, 2006 in an amount not to exceed $5,000,000 shall be paid if and when the effective date of any plan of reorganization for the Company occurs and only if such plan results in holders of Common Stock receiving any recovery under such plan;

(ii)	to the extent Transaction Expenses are incurred by any Investor on or after December 1, 2006, such Transaction Expenses shall be paid promptly upon submission to the Company of summary statements therefor by such Investor, in each case, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated and, in any event, within 30 days of the submission of such statements; and

(iii)	the filing fee, if any, required to be paid in connection with any filings required to be made by any Investor or its Affiliates under the HSR Act or any other competition laws or regulations shall be paid by the Company on behalf of the Investors or such Affiliate when filings under the HSR Act or any other competition laws or regulations are made, together with all expenses of the Investors or its Affiliates incurred to comply therewith.

The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code. In addition, (i) to the extent permitted under any order authorizing the Debtors to obtain post-petition financing and/or to utilize cash collateral then or thereafter in effect (each a “Financing Order”) the Transaction Expenses incurred from and after the date of entry of the Initial Approval Order shall be protected by and entitled to the benefits of the carve-out for professional fees provided in any such Financing Order.
(k)	The Company acknowledges that the Investors and certain persons and entities (collectively, the “Ultimate Purchasers”) may enter into one or more agreements (the “Additional Investor Agreements”), pursuant to which such Investor may arrange for one or more Ultimate Purchasers to purchase certain of the Unsubscribed Shares, the Direct Subscription Shares or the Series B Preferred Stock. Each Additional Investor Agreement entered into prior to the Closing Date shall contain the Ultimate Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Ultimate Purchaser of the accuracy with respect to it of the representations set forth in Section 4. Each Investor proposing to enter into an Additional Investor Agreement prior to the Closing Date with any Ultimate Purchaser or proposing to transfer Investor Shares to any Related Purchaser in either case which would result in the Maximum Number being exceeded agrees to notify the Company prior to entering into such agreement or effecting such transfer and will not undertake such agreement or effect such transfer without the consent of the Company, which shall not be unreasonably withheld. The Investors agree that with respect to any offer or transfer to an Ultimate Purchaser prior to the Closing Date, they shall not offer any Investor Shares to, or enter into any Additional Investor Agreement with, any person or entity (A) after the initial filing of the Rights Offering Registration Statement with the Commission and (B) that is not a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act; provided that the total number of Investors, Related Purchasers and Ultimate Purchasers pursuant to this Agreement shall not exceed the Maximum Number; provided, further, that nothing in this Agreement shall limit or restrict in any way any Investor’s ability to transfer or otherwise dispose of any Investor’s Shares or any interest therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities laws.
3.	Representations and Warranties of the Company. Except as set forth in a disclosure letter to be delivered pursuant to Section 5(s) (the “Disclosure Letter”), the Company represents and warrants to, and agrees with, each of the Investors as set forth below. Any item disclosed in a section of the Disclosure Letter shall be deemed disclosed in all other sections of the Disclosure Letter to the extent the relevance of such disclosure or matter is reasonably apparent and shall qualify the representations and warranties contained in this Section 3. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement shall be deemed made as of the date of delivery of the Disclosure Letter (the “Disclosure Letter Delivery Date”) and as of the Closing Date:
(a)	Organization and Qualification. The Company and each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means (i) any material adverse effect on the business, results of operations, liabilities, property or condition (financial or otherwise) of the Company or its Subsidiaries, taken as a whole, or (ii) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g) below, to consummate the transactions contemplated by this Agreement or the Plan other than, in either case, any effect relating to or resulting from (i) changes in general economic conditions or securities or financial markets in general that do not disproportionately impact the Company and its Subsidiaries; (ii) general changes in the industry in which the Company and its Subsidiaries operate and not specifically relating to, or having a disproportionate effect on, the Companies and its Subsidiaries taken as a whole (relative to the effect on other persons operating in such industry); (iii) any changes in law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or interpretations thereof by any governmental authority which do not have a disproportionate effect on, the Company and its Subsidiaries; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism which do not have a disproportionate effect on, the Company and its Subsidiaries; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with suppliers, customers or employees); (vi) any accounting regulations or principles or changes in accounting practices or policies that the Company or its Subsidiaries are required to adopt, including in connection with the audit of the Company’s financial statements in accordance with GAAP or any failure to timely file periodic reports or timely prepare financial statements and the costs and effects of completing the preparation of the Company’s financial statements and periodic reports; or (vii) any change in the market price or trading volumes of the Company’s securities (it being understood for the purposes of this subclause (vii) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses

(i) through (vi) may be taken into account in determining whether or not there has been a Material Adverse Effect). For the purposes of this Agreement, (x) a “Subsidiary” of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies, and (y) a “Significant Subsidiary” is a Subsidiary that satisfies the definition contained in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended.
(b)	Corporate Power and Authority.
(i)	The Company has or, to the extent executed in the future, will have when executed the requisite corporate power and authority to enter into, execute and deliver this Agreement and each other agreement to which it will be a party as contemplated by this Agreement and the PSA (this Agreement and such other agreements collectively, the “Transaction Agreements”) and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(h) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Investor Shares. The Company has taken or will take all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Investor Shares.

(ii)	Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the Company and each Subsidiary entering into the Plan will have the requisite corporate power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken by the Effective Date all necessary corporate actions required for the due authorization, execution, delivery and performance by it of the Plan.

(c)	Execution and Delivery; Enforceability.
(i)	Each Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Company, and, upon the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(ii)	The Plan will be duly and validly filed with the Bankruptcy Court by the Company and each of its Subsidiaries executing the Plan and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company and such Subsidiary, enforceable against the Company and such Subsidiaries in accordance with its terms.
(d)	Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of (i) 1,350,000,000 shares of Common Stock and (ii) 650,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on November 30, 2006 (the “Capital Structure Date”) (i) 561,781,500 shares of Common Stock were issued and outstanding, (ii) no shares of the preferred stock were issued and outstanding, (iii) 3,244,317 shares of Common Stock were held by the Company in its treasury, (iv) 85,978,864 shares of Common Stock were reserved for issuance upon exercise of stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units (each, an “Option” and, collectively, the “Options”) granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), and (v) 200,000 shares of Series A participating preferred stock were reserved for issuance pursuant to that certain Rights Agreement by and between the Company and BankBoston, N.A., as Rights Agent, dated as of February 1, 1999, as amended (the “Existing Shareholder Rights Plan”). All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and the holders thereof do not have any preemptive rights. Except as set forth in this Section 3(d) or issuances pursuant to the Stock Plans, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company have been issued or reserved for issuance or become outstanding, other than shares described in clause (iv) of the second sentence of this Section 3(d) that have been issued upon the exercise of outstanding Options granted under the Stock Plans and other than the shares to be issued hereunder or pursuant to the PSA. Except as described in this Section 3(d), and except as will be required by the Plan, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company. On the Effective Date, the authorized capital stock of the Company and the issued and outstanding shares of capital stock of the Company will conform to the description set forth in the Preferred Term Sheet, the PSA and the Plan. On the Effective Date, the authorized capital stock of the Company shall consist of such number of shares of New Common Stock as shall be set forth in the Amended and Restated Constituent Documents and 34,285,716 shares of new preferred stock. On the Effective Date, assuming consummation of the transactions contemplated by this Agreement: (i) 101,000,000 shares of New Common Stock will be outstanding; (ii) 8,571,429 shares of Series A-1 Preferred Stock will be issued and outstanding; (iii) 8,571,429 shares of Series A-2 Preferred Stock will be issued and outstanding; and (iv) 17,142,858 shares of Series B Preferred Stock will be issued and outstanding.

(e)	Issuance. The Investor Shares to be issued and sold by the Company to the Investors hereunder, when the Investor Shares are issued and delivered against payment therefor by the Investors hereunder, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights, other than (i) any rights contained in the terms of the Preferred Shares as set forth in the Company’s Certificate of Incorporation and (ii) any rights contained in any shareholders agreement to which one or more of the Investors shall be a party.

(f)	No Conflict. Subject to the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights, the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Plan, the filing) by the Company of the Transaction Agreements and the Plan and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the PSA and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent to be specified in the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, and (iv) will not trigger the distribution under the Existing Shareholders Rights Plan of Rights Certificates (as defined therein) or otherwise result in any Investor being or becoming an Acquiring Person, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)	Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of Shares upon exercise of the Rights or the Investor Shares to each Investor hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of the Transaction Agreements or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the PSA and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the registration under the Securities Act of the issuance of the Rights and the Shares pursuant to the exercise of Rights, (iii) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other comparable laws or regulations in any foreign jurisdiction relating to the sale or issuance of Investor Shares to the Investors, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Investor Shares by the Investors or the distribution of the Rights and the sale of Shares to Eligible Holders or (z) the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Arm’s Length. The Company acknowledges and agrees that the Investors are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Investors are not advising the Company or any other person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Investors shall have no responsibility or liability to the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Investors of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investors and shall not be on behalf of the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies of the Investors with respect thereto.

(i)	Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement and the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulation of the Commission thereunder (the “Exchange Act”) and the Bankruptcy Code, as applicable, and present fairly or will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepting accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed prior to the date hereof), and the supporting schedules included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement, the Rights Offering Registration Statement and the Rights Offering Prospectus, present fairly or will present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure

Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, have been or will be prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents and will be set forth in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus.

(j)	Company SEC Documents and Disclosure Statement. Except for the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, (which has not been filed as of the date hereof) the Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Commission (“Company SEC Documents”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document filed after December 31, 2005, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, and any future Company SEC Documents filed with the Commission prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(k)	Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement or any post-effective amendment thereto, as of the Securities Act Effective Date, will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable filing date of the Rights Offering Prospectus and any amendment or supplement thereto and as of the Closing Date, the Rights Offering Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Distribution Date and the Expiration Date, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, at the time of use thereof, when considered together with the Investment Decision Package, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Rights Offering Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to each Investor or the Ultimate Purchasers furnished to the Company in writing by such Investor or the Ultimate Purchasers expressly for use in the Rights Offering Registration Statement and the Rights Offering Prospectus and any amendment or supplement thereto.

For the purposes of this Agreement, (i) the term “Rights Offering Registration Statement” means the Registration Statement to be filed with the Commission relating to the Rights Offering, including all exhibits thereto, as amended as of the Securities Act Effective Date, and any post-effective amendment thereto that becomes effective; (ii) the term “Rights Offering Prospectus” means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act ), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement; (iii) the term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Shares to Eligible Holders pursuant to the Rights Offering, (iv) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, (v) the term “Preliminary Rights Offering Prospectus” means each prospectus included in the Rights Offering Registration Statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Rights Offering Registration Statement, at the time of effectiveness that omits information permitted to be excluded under Rule 430A under the Securities Act; and (vi) “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission.

(l)	Free Writing Prospectuses. Each Issuer Free Writing Prospectus will conform in all material respects to the requirements of the Securities Act as of the date of first use or as otherwise provided for in Rule 433 under the Securities Act, and the Company will comply with all prospectus delivery and all filing requirements applicable to such Issuer Free Writing Prospectus under the Securities Act. The Company has retained in accordance with the Securities Act all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Securities Act.

(m)	Absence of Certain Changes. Since December 31, 2005, other than as disclosed in the Company SEC Documents filed prior to the date hereof, and except for actions to be taken pursuant to the Transaction Agreements and the Plan:
(i)	there has not been any change in the capital stock from that set forth in Section 3(d) or any material change in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock;

(ii)	no event, fact or circumstance has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)	neither the Company nor any of its Subsidiaries has made any changes with respect to accounting policies or procedures, except as required by law or changes in GAAP;

(iv)	neither the Company nor any of its Subsidiaries has paid, discharged, waived, compromised, settled or otherwise satisfied any material Legal Proceeding, whether now pending or hereafter brought, (A) at a cost materially in excess of the amount accrued or reserved for it in the Company SEC Documents filed prior to the date hereof, (B) pursuant to terms that impose material adverse restrictions on the business of the Company and its Subsidiaries as currently conducted or (C) on a basis that reveals a finding or an admission of a material violation of law by the Company or its Subsidiaries;

(v)	other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has (A) made, changed or revoked any material Tax election, (B) entered into any settlement or compromise of any material Tax liability, (C) filed any amended Tax Return with respect to any material Tax, (D) changed any annual Tax accounting period, (E) entered into any closing agreement relating to any material Tax, (F) knowingly failed to claim a material Tax refund for which it is entitled, or (G) made material changes to their Tax accounting methods or principles;

(vi)	there has not been (A) any increase in the base compensation payable or to become payable to the officers or employees of the Company or any of its Subsidiaries with annual base compensation in excess of $500,000 (except for compensation increases in the ordinary course of business and consistent with past practice) or (B) except in the ordinary course of business and consistent with past practice, any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, or for the benefit of a group of employees or for any individual officer or employee with annual base compensation in excess of $500,000, in each case;

(vii)	except in a manner consistent with the Company’s transformation plan previously disclosed in the Company SEC Documents filed prior to the date hereof, (the “Transformation Plan”) neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice; and

(viii)	except in a manner consistent with the Transformation Plan, neither the Company nor any of its Subsidiaries have acquired any business or entity material to the Company and its Subsidiaries, taken as a whole, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing.
(n)	Descriptions of the Transaction Agreement. The statements in the Rights Offering Registration Statement and the Rights Offering Prospectus insofar as they purport to constitute summaries of each of the Transaction Agreements, the Plan, the Initial Approval Order and the Confirmation Order, or the terms of statutes, rules or regulations, legal or governmental proceedings or contracts, will constitute accurate summaries in all material respects.

(o)	No Violation or Default; Compliance with Laws. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Neither the Company nor any of its Subsidiaries is, except as a result of the Chapter 11 Cases or the failure to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)	Legal Proceedings. Except as described in the Company SEC Documents filed prior to the date hereof, there are no legal, governmental or regulatory actions, suits, proceedings or, to the knowledge of the Company, investigations pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, and no such actions, suits or proceedings or, to the knowledge of the Company, investigations are pending, threatened or contemplated, by any governmental or regulatory authority or by others. There are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not or will not be so described, and there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus or described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not so filed or described.

(q)	Independent Accountants. Ernst & Young LLP (“E&Y”), the Company’s public accountants, are independent public accountants with respect to the Company and its Subsidiaries as required by the Securities Act.

(r)	Labor Relations. Except as set forth in the Company SEC Documents filed prior to the date hereof:
(i)	neither the Company nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by the Company or its Subsidiaries);

(ii)	neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii)	there are no material current or, to the knowledge of the Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary and no such activities have occurred during the past 24 months;

(iv)	no grievance, arbitration, litigation or complaint or, to the knowledge of the Company, investigations relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)	the Company and each of its Subsidiaries has complied and is in compliance in all respects with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and is not engaged in any material unfair labor practice as determined by the National Labor Relations Board (or any foreign equivalent) except where the failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi)	the Company has complied in all respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law, except to the extent that any noncompliance, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(vii)	the Company has complied and is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local law) to the extent applicable, and all material other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.
(s)	Title to Intellectual Property. The Company and its Subsidiaries own or possess valid and enforceable rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, “Intellectual Property”) used in the conduct of their respective businesses other than Intellectual Property, the failure to own or possess which has not had and would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect. All registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect, have not, except in accordance with the ordinary course practices of the Company and its Subsidiaries, lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry. The consummation of the transaction contemplated hereby and by the Plan will not result in the loss or impairment of any rights to use such Intellectual Property or obligate any of the Investors to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of this transactions. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its and their trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such information, has been misappropriated or the subject of an unauthorized disclosure, except to the extent that such misappropriation or unauthorized disclosure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received any notice that it is or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property. No Intellectual Property rights of the Company or its Subsidiaries are being infringed by any other person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect. The conduct of the businesses of the Company and its Subsidiaries will not conflict in any respect with any Intellectual Property rights of others, and the Company and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)	Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 3(s)) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are described in the consolidated balance sheets included in the Company SEC Documents filed prior to the date hereof or (ii) individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All of the leases and subleases to which the Company or its Subsidiaries are a party are in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms, and neither the Company nor any Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased property by under any such lease or sublease, except where any such claim or failure to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)	No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described, except for the transactions pursuant to this Agreement.

(v)	Investment Company Act. As of the date hereof, the Company is not and, after giving effect to the consummation of the Plan, including the offering and sale of the Investor Shares and Shares upon exercise of Rights, and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(w)	Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents except any such licenses, certificates, permits or authorization the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as described in the Company SEC Documents filed prior to the date hereof and except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x)	Compliance with Environmental Laws.
(i)	The Company and its Subsidiaries have complied and are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders, including all civil and common law, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”);

(ii)	the Company and its Subsidiaries have (a) received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (b) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses or approvals, and (c) have paid all fees, assessments or expenses due under any such permits, licenses or approvals;

(iii)	the Company and its Subsidiaries have not received notice from any governmental authority of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws;

(iv)	there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law;

(v)	neither the Company nor any of its Subsidiaries has agreed to assume or accept responsibility for, by contract or otherwise, any liability of any other person under Environmental Laws;

(vi)	neither the Company nor any of its Subsidiaries is required or reasonably expected to incur material capital expenditures during the current and the subsequent five fiscal years to reach or maintain compliance with existing or reasonably anticipated Environmental Laws;

(vii)	none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any governmental or regulatory authority under any Environmental Laws; and

(viii)	none of the Company, nor any of its subsidiaries nor their respective predecessors has manufactured, marketed, distributed, or sold asbestos or any products containing asbestos.
except, in the case of each of subclauses (i) through (vi) and in subclause (viii) above, as disclosed in the Company SEC Documents filed prior to the date hereof, as have been, as of the date of this Agreement, adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(y)	Tax Matters. Except as described in the Company SEC Documents filed with the Commission prior to the date hereof:
(i)	The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby;
(ii)	all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been or will, prior to the Closing, be timely paid in full or accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents;

(iii)	neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any material issue that has not been adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof;

(iv)	all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

(v)	neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its subsidiaries are the only members);

(vi)	except for the tax sharing allocations and similar agreements entered into with GM at the time of the spin-off, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including any predecessors or affiliates thereof) under which the Company or any of its Subsidiaries would be liable for any material Taxes or other claims of any party;

(vii)	the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof; and

(viii)	the Company is not a party to any agreement other than certain Change In Control Agreements in the Company SEC Documents filed prior to the date hereof that would require the Company or any affiliate thereof to make any material payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.
For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.
(z)	Compliance With ERISA.
(i)	Correct and complete copies of the following documents, with respect to all material domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies and arrangements, whether written or oral, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans (the “Company Plans”), have been or will be delivered or made available to the Investors by the Company, to the extent applicable: (i) all material Company Plan documents, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all material trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the most recent annual report on IRS Form 5500 for each of the past three years and all schedules thereto and the most recent actuarial report; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications; and (vi) the two most recently prepared actuarial valuation reports.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as described in the Company SEC Documents filed prior to the date hereof:

(A) each Company Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), is in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws; (B) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (C) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (“Single-Employer Plan”) currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken), or the Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”); (D) the Company and its Subsidiaries have not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) that has not been satisfied in full and no condition or circumstance has existed that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (E) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan or by any Company ERISA Affiliate; (F) all contributions required to be made under the terms of any Company Plan have been timely made or have been reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof; and (G) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(iii)	Except as disclosed in the Company SEC Documents filed prior to the date hereof: (A) neither any Company Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has applied for or obtained a funding waiver; (B) the Company expects that required minimum contributions to any Company Plan under Section 412 of the Code will not be materially increased by application of Section 412(l) of the Code; (C) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code; and (D) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.
(aa)	Internal Control Over Financial Reporting. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company and its Subsidiaries (i) make and keep books and records that accurately and fairly represent the Company’s transactions, and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(bb)	Disclosure Controls and Procedures. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents.

(cc)	Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries. Neither the Company nor any of its

Subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(dd)	No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in each case other than clause (iii) that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(ee)	Compliance with Money Laundering Laws. The Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ff)	Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Investor Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person that, to the Company’s knowledge, is currently subject to any U.S. sanctions administered by OFAC.

(gg)	No Restrictions on Subsidiaries. Except as described in the Company SEC Documents filed prior to the date hereof or otherwise set forth in the record of the Chapter 11 Cases on or prior to the date hereof, and subject to the Bankruptcy Code, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(hh)	No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

(ii)	No Registration Rights. Except as provided for pursuant to the registration rights agreement contemplated by Section 8(c)(iv), no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Rights Offering Registration Statement with the Commission or in connection with Rights Offering or the sale of the Investor Shares.

(jj)	No Stabilization. The Company has not taken and will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(kk)	Margin Rules. Neither the issuance, sale and delivery of the Rights or the Shares in connection with Rights Offering or the sale of the Investor Shares nor the application of the proceeds thereof by the Company as to be described in the Rights Offering Registration Statement and the Rights Offering Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(ll)	Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Company SEC Documents has been made or reaffirmed, and in the case of the Rights Offering Registration Statement and the Rights Offering Prospectus, will be made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(mm)	Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data to be included in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(nn)	Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Existing Shareholder Rights Plan inapplicable to the sale and issuance of the Investor Shares and the other transactions contemplated hereby and by the Preferred Term Sheet, the Plan and the Transaction Agreements (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser).

(oo)	Takeover Statutes; Charter. The Board of Directors of the Company has taken all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article IX of the Company’s Certificate of Incorporation inapplicable to the Investors and the sale and issuance of the Investor Shares and the other transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the Plan and the Transaction Agreements (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser). Except for Section 203 of the DGCL (which has been rendered inapplicable), no other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Investor Shares or the other transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the Plan and the Transaction Agreements. Other than Article IX of the Company’s Certificate of Incorporation, which has been rendered inapplicable, no anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Investor Shares or the other transactions contemplated by the Preferred Term Sheet, the Plan or the Transaction Agreements.
4.	Representations and Warranties of the Investors. Each Investor represents and warrants as to itself only, and agrees with the Company, severally and not jointly, as set forth below. Each such representation, warranty and agreement is made as of the date hereof and as of the Closing Date.
(a)	Incorporation. The Investor has been duly organized and, if applicable, is validly existing as a corporation, limited partnership or limited liability company, in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	Corporate Power and Authority. The Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement .

(c)	Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Investor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

(d)	No Registration. The Investor understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

(e)	Investment Intent. The Investor is acquiring the Investor Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws. Notwithstanding the foregoing, as to ADAH, subject to the provisions of Sections 2(a), 2(b) and 2(k), the Company acknowledges that ADAH may provide for a participation interest or other arrangement whereby the economic benefits of ownership of the Series A-2 Preferred Stock are shared with Merrill and Harbinger or their Affiliates, but ADAH shall not, pursuant to such arrangements, transfer any voting or investment power or control over the Series A-2 Preferred Stock.

(f)	Securities Laws Compliance. The Investor Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws and any sale or placement of Investor Shares pursuant to Sections 2(a), 2(b) or 2(k) will not affect the validity of the private placement to the Investors under this Agreement.

(g)	Sophistication. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder. The Investor is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Shares for an indefinite period of time).

(h)	No Conflict. The execution and delivery by the Investor of each of the Transaction Agreements to which it is a party and the compliance by the Investor with all of the provisions hereof and thereof and the Preferred Term Sheet and the PSA and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws or similar governance documents of the Investor, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or any of their properties, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(i)	Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Investor or any of its properties is required to be obtained or made by the Investor for the purchase of the Investor Shares hereunder and the execution and delivery by the Investor of this Agreement or the Transaction Agreements to which it is a party and performance of and compliance by the Investor with all of the provisions hereof and thereof and the Preferred Term Sheet and the PSA and the consummation of the transactions contemplated herein and therein, except filings with respect to and the expiration or termination of the waiting period under the HSR Act or any comparable laws or regulations in any foreign jurisdiction relating to the purchase of Investor Shares and except for any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(j)	Arm’s Length. The Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to the Investor with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering). Additionally, the Investor is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, except as specifically set forth in this Agreement. The Investor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

(k)	No Violation or Default; Compliance with Laws. The Investor is not in default, and no event has occurred that , with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject, individually or in the aggregate, that would prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement. The Investor is not and has not been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(l)	Legal Proceedings. There are no actions, suits or proceedings to which the Investor is a party or to which any property of the Investor is the subject that, individually or in the aggregate, has or, if determined adversely to the Investor, would reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement and no such actions, suits or proceedings are threatened or, to the knowledge of the Investor, contemplated and, to the knowledge of the Investor, no investigations are threatened by any governmental or regulatory authority or threatened by others that has or would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(m)	No Broker’s Fees. The Investor is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

(n)	No Undisclosed Written Agreements. The Investor has not entered into any material written agreements between or among the Investors directly relating to such Investor’s Investor Shares or the performance of the Transaction Agreements, and any such written agreement hereafter entered into will be disclosed promptly to the Company.

(o)	Available Funds. To the extent the Investor is ADAH, Dolce or Harbinger, the Investor has provided the Company with a true and complete copy of an executed commitment letter from the parties signatory thereto to provide equity financing to such Investor (the “Equity Commitment Letter”). Each such Investor represents as to itself that its Equity Commitment Letter is in full force and effect and is a valid and binding obligation of the parties thereto enforceable in accordance with its terms except as the enforcement thereof is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The Equity Commitment Letters are not subject to any condition or contingency with respect to financing that is not set forth in such letter other than the terms and conditions of this Agreement.
5.	Additional Covenants of the Company. The Company agrees with each of the Investors as set forth below.
(a)	Initial Approval Motion and Initial Approval Order. The Company agrees that it shall use reasonable best efforts to cause the Initial Approval Order to become a Final Approval Order as soon as practicable following the filing of the Approval Motion.
(b)	Plan and Disclosure Statement. The Company shall authorize, execute, file with the Bankruptcy Court and seek confirmation of, a Plan (and a related disclosure statement (the “Disclosure Statement”)) (i) the terms of which are consistent with this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement, and with such other terms that, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce; provided, however, that prior to the Due Diligence Expiration Date, the standard for the approval by each of ADAH and Dolce of such other terms shall be each in its sole discretion, (ii) that provides for the release and exculpation of each Investor, its Affiliates, shareholders, partners, directors, officers, employees and advisors from liability for participation in the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the Plan to the fullest extent permitted under applicable law and (iii) that has conditions to confirmation and the Effective Date of the Plan (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement and with such other terms that, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce; provided, however, that prior to the Due Diligence Expiration Date, the standard for the approval by each of ADAH and Dolce of such other terms shall be each in its sole discretion. The Company will (i) provide to each Investor and its counsel a copy of the Plan and the Disclosure Statement, and any amendments thereto, and a reasonable opportunity to review and comment on such documents prior to such documents being filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the PSA, and any other reasonable comments of each of the Investors and their respective counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel. In addition, the Company will (i) provide to each Investor and its counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment on such order prior to such order being filed with the Bankruptcy Court and (ii) duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the PSA and any other reasonable comments of each of the Investors and their respective counsel, into such Confirmation Order, and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel.

(c)	Rights Offering. The Company shall use its reasonable best efforts to effectuate the Rights Offering as provided herein.

(d)	Securities Laws; Rights Offering Registration Statement. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws. As promptly as practicable following the later of the Due Diligence Expiration Date and the date the GM Settlement is agreed, the Company shall file a Rights

Offering Registration Statement with the Commission. The Company shall: (i) provide the Investors with a reasonable opportunity to review the Rights Offering Registration Statement, and any amendment or supplement thereto, before any filing with the Commission and shall duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the PSA, and any other reasonable comments of the Investors and their respective counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel; (ii) advise the Investors, promptly after it receives notice thereof, of the time when the Rights Offering Registration Statement has been filed or has become effective or any Rights Offering Prospectus or Rights Offering Prospectus supplement has been filed and shall furnish the Investors with copies thereof; (iii) advise the Investors promptly after it receives notice of any comments or inquiries by the Commission (and furnish the Investors with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Rights Offering Prospectus or Issuer Free Writing Prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Rights Offering Registration Statement or a Rights Offering Prospectus or for additional information, and in each such case, provide the Investors with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any amendment or supplement to the Rights Offering Registration Statement or the Rights Offering Prospectus before any filing with the Commission, and to duly consider in good faith any comments consistent with this Agreement, the Preferred Term Sheet and the PSA, and any other reasonable comments of the Investors and their respective counsel, and not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel; and (iv) in the event of the issuance of any stop order or of any order preventing or suspending the use of a Rights Offering Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

(e)	Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on the New York Stock Exchange or, if approved by each of ADAH and Dolce, the Nasdaq Global Select Market.

(f)	Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

(g)	Notification. The Company shall notify, or cause the Subscription Agent to notify the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(h)	Unsubscribed Shares. The Company shall determine the number of Unsubscribed Shares, if any, in good faith, shall provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and shall provide to the Investors a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as any Investor may reasonably request.

(i)	HSR. The Company shall use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and seek all approvals or consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Investor Shares hereunder, and shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. The Company shall file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than 30 calendar days following the date the Initial Approval Order is entered by the Bankruptcy Court (and if such date is not a Business Day on the next succeeding Business Day).

(j)	Clear Market. For a period of 180 days after the Closing Date (the “Restricted Period”), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of each of the ADAH and Dolce, except for (A) Rights and New Common Stock issuable upon exercise of Rights, (B) shares of New Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date and (C) the issuance of New Common Stock and other equity interests as set forth in the Preferred Term Sheet, the PSA and pursuant to the Plan. Notwithstanding the foregoing, if (i) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k)	Use of Proceeds. The Company will apply the net proceeds from the sale of the Rights and the Investor Shares as provided in the Rights Offering Prospectus.

(l)	No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(m)	Reports. So long as any Investor holds Shares, the Company will furnish to such Investor, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Rights or the Shares, as the case may be, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system.

(n)	Conduct of Business. During the period from the date of this Agreement to the Closing Date (except as otherwise expressly provided by the terms of this Agreement (including the Disclosure Letter), the PSA, the Plan or any other order of the Bankruptcy Court entered on or prior to the date hereof in the Chapter 11 Cases), the Company and its Subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the Transformation Plan) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, on and after the date on which the Business Plan is approved and accepted by ADAH and Dolce, the Company and its Subsidiaries shall carry on their businesses in all material respects in accordance with such Business Plan and shall not enter into any transaction that would be inconsistent with such Business Plan and shall use its commercially reasonable efforts to effect such Business Plan. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including the Disclosure Letter), the PSA, the Plan or any other order of the Bankruptcy Court entered as of the date hereof in these Chapter 11 Cases, prior to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of each of ADAH and Dolce, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)	(A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	except for intercompany transactions and any financing activities which are consistent with the Company’s existing financing, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(iii)	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except in the ordinary course of business;

(iv)	sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $100 million in any 12 month period;

(v)	(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $100 million in any 12 month period, except for (x) working capital borrowings and increases in letters of credit necessary in the ordinary course of business under the Company’s existing or any amended or replacement revolving credit facilities, and (y) indebtedness solely between the Company and its Subsidiaries or between such Subsidiaries or (B) except for transactions between the Company and any of its Subsidiaries or between such Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other individual or entity, other than customary advances of business and travel expenses to employees of the Company in the ordinary course of business consistent with past practice;

(vi)	enter into any new, or amend or supplement any existing, collective bargaining agreement, which is inconsistent with the Transformation Plan, this Agreement, the PSA, the Plan and the GM Settlement; or

(vii)	authorize any of, or commit or agree to take any of, the foregoing actions.
(o)	Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall not take any action or omit to take any action that would reasonably be expected to result in the conditions to the Agreement set forth in Section 9 not being satisfied.

(p)	GM Settlement. The Company shall use its reasonable best efforts to agree on, prior to January 31, 2007, a settlement agreement (the “GM Settlement”) between the Company and GM that is consistent with this Agreement, the PSA and the Plan, and satisfactory to each of ADAH and Dolce in its sole discretion. The Company will (i) provide to the Investors and their respective counsel a copy of the GM Settlement and a reasonable opportunity to review and comment on such documents prior to such documents being executed or delivered or filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments of each of ADAH and Dolce and their respective counsel consistent with this Agreement, the Preferred Term Sheet and the PSA and any other reasonable comments of each of the Investors and their respective counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel. The Company shall not enter into any other agreement with GM that (i) is materially inconsistent with this Agreement, the PSA and the Plan, (ii) is outside the ordinary course of business or (iii) the terms of which would have a material impact on the Investors’ proposed investment in the Company.

(q)	Access to Information. Subject to applicable law and existing confidentiality agreements between the parties, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford the Investors (and any prospective Ultimate Purchaser that executes a confidentiality agreement reasonably acceptable to the Company, which agreement will provide that, unless otherwise determined by the Company, all contact between such Ultimate Purchaser and the Company shall be through ADAH or Dolce) and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access, throughout the period prior to the Closing Date, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Investors all information concerning its business, properties and personnel as may reasonably be requested by any Investor; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any laws; provided, further, that the Company shall deliver to the Investors a schedule setting in forth in reasonable detail a description of any information not provided to the Investors pursuant to subclauses (i) through (iii) above. All requests for information and access made pursuant to this Section 5(q) shall be directed to the Chief Restructuring Officer or such other person as may be designated by such person.

(r)	Financial Information. For each month, beginning November 2006 until the Closing Date, the Company shall provide to each Investor an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows for the month then ended within 30 days of the end of such month (the “Monthly Financial Statements”). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with the Company’s normal financial reporting practices. The Monthly Financial Statements shall fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified.

(s)	Business Plan and Disclosure Letter. The Company shall use its commercially reasonable efforts to provide to the Investors as soon as practicable a final five-year business plan approved by the Company’s board of directors and prepared in good faith and based on reasonable assumptions, which business plan shall provide for the amount of EBITDA for each of fiscal years 2007 through 2011 (the “Business Plan”); provided, that the Company shall not be required to deliver and neither ADAH nor Dolce shall be required to approve or accept for consideration by them any Business Plan that does not reflect a final and binding GM Settlement. The Company shall deliver with the Business Plan a Disclosure Letter which provides for exceptions from the representations and warranties of the Company in Section 3.

(t)	Financing Assistance. The Company and its Subsidiaries shall obtain the debt financing from financing sources reasonably satisfactory to Dolce and ADAH and in amounts sufficient to consummate the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement and the Plan, such financing to be on then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees, and otherwise to be on terms that are acceptable to each of ADAH and Dolce not to be unreasonably withheld (the “Debt Financing”). Subject to applicable regulatory or NASD requirements, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and UBS Securities LLC (or their Affiliates) shall be entitled to participate in such Debt Financing on market terms. The Company and its Subsidiaries shall execute and deliver any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents necessary or desirable to obtain the Debt Financing. The Company will (i) provide to the Investors and their respective counsel a copy of all marketing information, term sheets, commitment letters and agreements related to the Debt Financing and a reasonable opportunity to review and comment on such documents prior to such document being distributed, executed or delivered or filed with the Bankruptcy Court, (ii) duly consider in good faith any comments of the Investors and their respective counsel consistent with the Agreement, the Preferred Term Sheet and the PSA and any other reasonable comments of the Investors and their respective counsel and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel, and (iii) keep the Investors reasonably informed on a timely basis of developments in connection with the Debt Financing and provide the Investors with an opportunity to attend and participate in meetings and/or roadshows with potential providers of the Debt Financing.

(u)	Labor Agreements. The Company and its Subsidiaries shall use their reasonable best efforts to enter into (A) tentative labor agreements with each of The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers – Communications Workers of America (“IUE-CWA”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC (the “USW”) that each of ADAH and Dolce shall have approved in its sole discretion and which adequately address, among other things, the following matters: (i) permit achievement of the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the Plan (including plant closings, asset dispositions and resolution of union claims), (ii) permit achievement of the Business Plan and the EBITDA Target; and (B) an agreement that GM will be responsible for certain hourly labor costs (compensation, benefits and other labor costs) acceptable to each of ADAH and Dolce in each of its sole discretion at certain of the Company’s facilities. The Company will (i) provide to the Investors and their respective counsel a copy of any labor agreement and a reasonable opportunity to review and comment on such document prior to such document being executed or delivered or filed with the Bankruptcy Court, and (ii) duly consider in good faith any comments of the Investors and their respective counsel consistent with this Agreement, the Preferred Term Sheet and the PSA and any other reasonable comments of the Investors and their respective counsel, and shall not reject such comments without first discussing the reasons therefor with ADAH and Dolce or their counsel and giving due consideration to the views of ADAH and Dolce and their counsel.

(v)	Other Actions by the Company.
(i)	Existing Shareholder Rights Plan. The Company and the Board of Directors of the Company (A) has taken all necessary action to amend the Existing Shareholder Rights Plan to provide that none of the Investors (including any Related Purchaser or Ultimate Purchaser) shall be deemed an “Acquiring Person” as defined in the Existing Shareholder Rights Plan and that the rights will not separate from the Common Stock pursuant to the Existing Shareholder Rights Plan as a result of entering into this Agreement or the PSA or consummating the transactions contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PSA or the Plan, and (B) will take all such action as is necessary to terminate the Existing Shareholder Rights Plan effective as of the Closing Date.

(ii)	Takeover Statutes and Charter. The Company and the Board of Directors of the Company has taken all action necessary (A) to ensure that no Takeover Statute or similar statue or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PSA or the Plan, (B) if any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or the Plan, to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions and (C) to ensure that this Agreement or any transaction contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PSA or the Plan are approved for purposes of Article IX of the Company’s Amended and Restated Certificate of Incorporation, dated January 26, 1999, as amended to date, and that such provision shall not apply to the transactions contemplated hereby or by the Preferred Term Sheet, the PSA or the Plan.
(w)	Agreement on Key Documentation . The Company shall use its commercially reasonable efforts to agree on or prior to January 31, 2007 on (a) the terms of the GM Settlement, (b) the agreements contemplated by Section 5(u), and (c) the terms of the Amended and Restated Constituent Documents, the Series A-1 Certificate of Designations, the Series A-2 Certificate of Designations and the Series B Certificate of Designations, the Shareholders Agreement and the Registration Rights Agreement with ADAH and Dolce.

(x)	Investment Decision Package. If at any time prior to the Expiration Date, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Investors of any such event and prepare an amendment or supplement to the Investor Decision Package that is reasonably acceptable in form and substance to each of ADAH and Dolce that will correct such statement or omission or effect such compliance.

6.	Additional Covenants of the Investors. Each Investor agrees, severally and not jointly, with the Company:
(a)	Information. To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Rights Offering Registration Statement and the Disclosure Statement.

(b)	HSR Act. To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and to obtain all authorizations, approvals and consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder and any applicable notification, authorization, approval or consent shall have been made or obtained with respect to the purchase of Investor Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. Each Investor shall file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission no later than 30 calendar days following the date the Initial Approval Order is entered by the Bankruptcy Court (and if such date is not a Business Day on the next succeeding Business Day).

(c)	Bankruptcy Court Filings. To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Disclosure Statement or the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of the Confirmation Order consistent with this Agreement.

(d)	Reasonable Best Efforts. Each Investor shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement and the Plan.
7.	Additional Joint Covenant of Company And Each Investor. Without limiting the generality of the undertakings pursuant to Sections 5(i) and 6(b), the Company and each Investor shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the HSR Act and any comparable laws or regulations in any foreign jurisdiction to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any governmental authority, and filing, or causing to be filed, as promptly as practicable, any required notification and report forms under other applicable competition laws with the applicable governmental antitrust authority. The parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. Subject to appropriate confidentiality safeguards, each party shall (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify counsel to the other party of, and if in writing, furnish counsel to the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the antitrust agency unless it consults with counsel to the other party in advance and, to the extent permitted by the agency, give the other party a reasonable opportunity to attend and participate thereat; (iv) furnish counsel to the other party with copies of all correspondence, filings and communications between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish counsel to the other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency. The Parties shall use their reasonable best efforts to cause the waiting periods under the applicable competitions laws to terminate or expire at the earliest possible date after the date of filing.
Notwithstanding anything in this Agreement to the contrary, nothing shall require any Investor or its Affiliates to dispose of any of its or its Subsidiaries’ or its Affiliates’ assets or to limit its freedom of action with respect to any of its or its Subsidiaries’ businesses, or to consent to any disposition of the Company’s or the Company Subsidiaries’ assets or limits on the Company’s or the Company Subsidiaries’ freedom of action with respect to any of its or the Company Subsidiaries’ businesses, or to commit or agree to any of the foregoing, and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby or by any Transaction Agreement relating to antitrust or competition laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action relating to antitrust or competition laws.
8.	Reasonable Best Efforts.
                    The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Investors and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement and the Plan, including:
(a)	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity; provided, however, that, notwithstanding the foregoing, in connection with obtaining such consents, the Company shall not, without the prior written consent of each of ADAH and Dolce in their sole discretion, pay or commit to pay any person or entity whose consent is being solicited in cash or other consideration to the extent such payment could reasonably be expected to prevent the Company from achieving the EBITDA targets set forth in Section 9(a)(xviii) hereof;
(b)	defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement or the Plan or any other agreement contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement or the Plan or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

(c)	executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement or the Plan and to fully carry out the purposes of this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement, the Plan and the transactions contemplated hereby and thereby including, without limitation: (i) employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company’s board of directors based on the advice of Watson-Wyatt and reasonably acceptable to ADAH and Dolce); (ii) agreements and other arrangements acceptable to each of ADAH and Dolce or otherwise ordered by the Bankruptcy Court with respect to claims against the Company of former members of the Company’s management and members of the Company’s management, if any, who are resigning or being terminated in accordance with the implementation of the Plan; (iii) a shareholders agreement among the Company, ADAH and Dolce reasonably satisfactory to ADAH and Dolce (the “Shareholders Agreement”); (iv) a registration rights agreement (the “Registration Rights Agreement”) among the Company and the Investors, reasonably satisfactory to each of ADAH and Dolce to the extent that the material terms of such Registration Rights Agreement would have a material impact on the Investors’ proposed investment in the Company, and providing that the Company shall (a) as soon as practicable after the Closing Date, and in any event no later than seven (7) days after the Closing Date, prepare and file with the Commission a registration statement, including all exhibits thereto, pursuant to Rule 415 under the Securities Act registering offers and sales by the Investors and the Ultimate Purchasers of the Unsubscribed Shares, the Direct Subscription Shares and the Series B Preferred Stock (the “Resale Registration Statement” and, together with the final prospectus contained in the Resale Registration Statement as of its effective date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-

effective amendment to the Resale Registration Statement) and any issuer free writing prospectus as defined in Rule 433 under the Securities Act used in connection with the resale of such shares, the “Resale Registration Documents”); (b) cause the Resale Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof, and in any event no later than thirty (30) days after the Closing Date; (c) obtain such comfort letters from the Company’s independent certified public accountants addressed to the Investors covering such matters of the type customarily covered by comfort letters and as ADAH and Dolce reasonably request; and (d) cause a customary opinion or opinions and negative assurance statement, in customary form and scope from counsel to the Company to be furnished to each Investor; (v) an amended and restated certificate of incorporation and amended by-laws of the Company, in each case, that is consistent with this Agreement, the PSA and the Preferred Term Sheet and reasonably satisfactory to each of ADAH and Dolce to the extent that the material terms of such certificate of incorporation and by-laws would have a material impact on the Investors’ proposed investment in the Company; provided, that the amended and restated certificate of incorporation of the Company to be effective immediately following the Effective Date shall prohibit; (A) for so long as ADAH or Dolce or their respective Affiliates, as the case may be, owns any shares of Series A Preferred Stock, any transactions between the Company or any of its Subsidiaries, on the one hand, and ADAH or Dolce or their respective Affiliates, as the case may be, on the other hand (including any “going private transaction” sponsored by ADAH or Dolce or their respective Affiliates) unless such transaction shall have been approved by (x) directors constituting not less than 75% of the number of Common Directors and (y) in the case of any transaction with ADAH or its Affiliates, Dolce, and in the case of any transaction with Dolce or its Affiliates, ADAH, and (B) any transaction between the Company or any of its Subsidiaries, on the one hand, and a director, on the other hand, other than a director appointed by holders of Series A Preferred Stock, unless such transaction shall have been approved by directors having no material interest in such transaction (a “Disinterested Director”) constituting not less than 75% of the number of Disinterested Directors; provided, that nothing in this provision shall require any approval of any arrangements in effect as of December 18, 2006 with either General Motors Acceptance Corporation (“GMAC”) or General Motors (“GM”) as a result of the ownership by Dolce and its Affiliates of securities of GMAC or Dolce’s and its Affiliates’ other arrangements in effect as of December 18, 2006 with GM with respect to GMAC (such amended and restated certificate of incorporation and amended bylaws are herein referred to as the “Amended and Restated Constituent Documents”); and (vi) the Series A-1 Certificate of Designations, the Series A-2 Certificate of Designations and the Series B Certificate of Designations, in each case, that is consistent with the terms set forth in the Preferred Term Sheet and that, to the extent they have a material impact on the Investors’ proposed investment in the Company, are reasonably satisfactory to each of ADAH and Dolce; provided, that prior to the Due Diligence Expiration Date, the standard for the approval by each of ADAH and Dolce shall be each in its sole discretion. Subject to applicable laws and regulations relating to the exchange of information, the Investors and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investors or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by this Agreement or the Plan. In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as practicable.
9.	Conditions to the Obligations of the Parties.
(a)	Subject to Section 9(b), the obligations of each of the Investors hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:
(i)	Initial Approval Order. The Initial Approval Order shall have become a Final Approval Order. “Final Approval Order” shall mean an Initial Approval Order of the Bankruptcy Court, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

(ii)	Approval of Plan. To the extent that the material terms of the following have a material impact on the Investors’ proposed investment in the Company, each of ADAH and Dolce shall be reasonably satisfied with, prior to filing with the Bankruptcy Court: (i) the Plan and any related documents, agreements or arrangements, (A) the terms of which are consistent in all material respects with this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement, (B) that provide for the release and exculpation of each Investor, its Affiliates, shareholders, partners, directors, officers, employees and advisors from any liability for participation in the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the Plan to the fullest extent permitted under applicable law and (C) that have conditions to confirmation and the Effective Date of the Plan (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement; (ii) a Disclosure Statement that is consistent in all material respects with the Plan, this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement; (iii) a Confirmation Order, that is consistent in all material respects with the provisions of the Plan, this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement; and (iv) any amendments or supplements to any of the foregoing. Notwithstanding the foregoing, prior to the Due Diligence Expiration Date, the standard for the approval by each of ADAH and Dolce of the documents referred to in subsections (i), (ii), (iii) and (iv) shall be each in its sole discretion.
(iii)	Plan of Reorganization. The Company shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Company prior to the Closing Date.

(iv)	GM Settlement. Each of ADAH and Dolce shall have approved in its sole discretion the GM Settlement prior to its filing with the Bankruptcy Court. The GM Settlement shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and shall not have been amended in any manner that is not acceptable to each of ADAH and Dolce in its sole discretion. The parties to the GM Settlement shall have performed and complied with all of their respective covenants and agreements contained in the GM Settlement in all material respects through the Closing Date.

(v)	Alternate Transaction. The Company shall not have entered into any letter of intent, memorandum of understanding, agreement in principle or other agreement (other than a confidentiality agreement with terms that are not materially less favorable to the Company than the terms of that certain Amended Confidentiality Information, Standstill and Nondisclosure Agreement, dated August 25, 2006, among the Company, Appaloosa Management L.P. and Harbinger Capital Partners Master Fund I, Ltd.) or taken any action to seek any Bankruptcy Court approval relating to, any Alternate Transaction (an “Alternate Transaction Agreement”). For the purpose of this Agreement, an “Alternate Transaction” means any plan, proposal, offer or transaction that is inconsistent with this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement or the Plan, other than a Chapter 7 liquidation.
(vi)	Change of Recommendation. There shall not have been a Change of Recommendation. For purposes of this Agreement, a “Change of Recommendation” shall mean, (i) the Company or its board of directors or any committee thereof shall have withheld, withdrawn, qualified or modified (or resolved or proposed to withhold, withdraw, qualify or modify), in a manner adverse to the Investors, its approval or recommendation of this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement or the Plan or the transactions contemplated hereby or thereby or (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend (including by filing any pleading or document with the Bankruptcy Court), any Alternate Transaction.

(vii)	Confirmation Order. The Confirmation Order approving the Plan in form and substance approved by each of ADAH and Dolce in accordance with Section 9(a)(ii) above, shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order (the “Confirmation Order”).

(viii)	Plan and Confirmation Order. To the extent that the material terms of the following have a material impact on the Investors’ proposed investment in the Company, (a) the Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and the Confirmation Order shall be in the form and with such terms as are reasonably satisfactory to each of ADAH and Dolce in accordance with Section 9(a)(ii) above and (b) the Disclosure Statement approved by the Bankruptcy Court shall be in form and substance reasonably satisfactory to each of ADAH and Dolce in accordance with Section 9(a)(ii) above. Notwithstanding the foregoing, prior to the Due Diligence Expiration Date, the standard for the approval by each of ADAH and Dolce of the Confirmed Plan, the Confirmation Order and the Disclosure Statement shall be each in its sole discretion.

(ix)	Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and each of ADAH and Dolce in accordance with the Plan.

(x)	Rights Offering Registration Statement. The Rights Offering Registration Statement shall be effective not later than the Distribution Date and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(xi)	Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

(xii)	Purchase Notice. Each of the Investors shall have received a Purchase Notice from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased or a Satisfaction Notice.

(xiii)	Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

(xiv)	Consents. All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the Plan shall have been made or received.

(xv)	No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement.

(xvi)	Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications contained in Sections 3(i) and 3(j)) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on and as of the Disclosure Letter Delivery Date and the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations in Sections 3(b), 3(c), 3(d), 3(e), and 3(m)(ii) and 3(oo), which shall be true and correct in all respects. The representations and warranties of each Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other document delivered pursuant to this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor’s performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date which shall be true and correct only as of such specified date); except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(xvii)	Covenants. The Company and each Investor (other than the Investor asserting the failure of this condition) shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

(xviii)	EBITDA. Each of ADAH and Dolce shall be reasonably satisfied that the Company will achieve EBITDA at least equal to the 2008 EBITDA Amount in 2008 and $2.4 billion in each of 2009 and 2010 (exclusive of the Restructuring Charges to the extent the same had been deducted to determine EBITDA) (the “EBITDA Target”).

(xix)	Financing. The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan.

(xx)	Labor Agreements. Each of ADAH and Dolce shall have been presented with and approved, in its sole discretion, on or before the Specified Date, tentative labor agreements between the Company and its applicable Subsidiaries, on the one hand, and each of the UAW, the IUE-CWA and the USW, on the other hand. Such tentative labor agreements as so approved shall remain in full force and effect and shall not have been rescinded, terminated, challenged or repudiated by any party thereto and shall not have been amended in any manner that is not acceptable to each of ADAH and Dolce in its sole discretion. The parties to the tentative labor agreements shall have performed and complied with all of their respective covenants and agreements contained in such tentative labor agreements approved by each of ADAH and Dolce in all material respects through the Closing Date.

(xxi)	Management Compensation. The Company shall have (i) entered into employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company’s board of directors based on the advice of Watson-Wyatt and reasonably acceptable to ADAH and Dolce); and (ii) resolved any claims of former executive officers, or executive officer’s that have resigned or been terminated, on terms acceptable to each of ADAH and Dolce or otherwise ordered by the Bankruptcy Court.

(xxii)	Shareholders Agreement. The Company shall have entered into the Shareholders Agreement with ADAH and Dolce in accordance with Section 8(c)(iii);

(xxiii)	Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement with the Investors in accordance with Section 8(c)(iv), reasonably satisfactory to each of ADAH and Dolce to the extent that the material terms of such Registration Rights Agreement would have a material impact on the Investors’ proposed investment in the Company; provided, that prior to the Due Diligence Expiration Date, such Registration Rights Agreement shall be satisfactory to each of ADAH and Dolce in its sole discretion.

(xxiv)	Amended and Restated Constituent Documents. The Company shall have adopted the Amended and Restated Constituent Documents, the Series A-1 Certificate of Designations, the Series A-2 Certificate of Designations and the Series B Certificate of Designations consistent with this Agreement, the PSA and the Term Sheet and otherwise reasonably satisfactory to each of ADAH and Dolce to the extent that the material terms of such documents would have a material impact on the Investors’ proposed investment in the Company; provided, that prior to the Due Diligence Expiration Date, such documents shall be satisfactory to each of ADAH and Dolce in its sole discretion.
(b)	All or any of the conditions set forth in Section 9(a) may be waived in whole or in part with respect to all Investors by both ADAH and Dolce, acting together, in their sole discretion.

(c)	The obligation of the Company to issue and sell the Investor Shares are subject to the following conditions, provided that the failure of a condition set forth in Sections 9(c)(vii) through (x) to be satisfied may not be asserted by the Company if such failure results from the failure of the Company to fulfill an obligation hereunder:
(i)	Initial Approval Order. The Initial Approval Order shall have become a Final Approval Order.

(ii)	Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

(iii)	No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the GM Settlement.

(iv)	Representations and Warranties. The representations and warranties of each Investor, each Related Purchaser and each Ultimate Purchaser contained in this Agreement or pursuant to Sections 2(a), 2(b) or 2(k) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor’s performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except with respect to the Investors’ representations in all Sections other than Sections 4(b) and 4(c) where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(v)	Covenants. Each Investor shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

(vi)	Bankruptcy Court Approval. This Agreement shall have been approved by the Bankruptcy Court and the approval of the Bankruptcy Court shall not have been modified, amended or withdrawn in any manner adverse to the Company.

(vii)	Confirmation Order. The Confirmation Order approving the Plan shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order.

(viii)	Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and each of ADAH and Dolce in accordance with the Plan.

(ix)	Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

(x)	Financing. The Company shall have received the proceeds of the Debt Financings and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan.
(d)	All of the conditions set forth in Section 9(c) may be waived in whole or in part by the Company in its sole discretion.
10.	Indemnification and Contribution.
(a)	Whether or not the Rights Offering is consummated or this Agreement is terminated or the transactions contemplated hereby or the Plan are consummated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless each Investor and the Ultimate Purchasers, their respective Affiliates and their respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, arising out of circumstances existing on or prior to the Closing Date (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding (“Proceedings”) instituted by a third party with respect to the Rights Offering, this Agreement or the other Transaction Documents, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, the Resale Registration Documents, any amendment or supplement thereto or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses (i) arising out of or in connection with any Proceedings between or among any one or more Indemnified Persons, Related Purchasers and/or Ultimate Purchasers, any Additional Investor Agreement or the failure of such Indemnified Person to comply with the covenants and agreements contained in this Agreement with respect to the sale or placement of Investor Shares; or (ii) to the extent that they resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence, bad faith or willful misconduct on the part of such Indemnified Person or (c) statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Rights Offering Registration Statement, any Rights Offering Preliminary Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of the Shares and the Investor Shares contemplated by this Agreement bears to (ii) the Commitment Fees paid or proposed to be paid to the Investors. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 10 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.
(b)	Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 10. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any jurisdiction, approved by the Investors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.
(c)	The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 10. Notwithstanding anything in this Section 10 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses aggregating in excess of $250,000 in connection with investigating, responding to or defending any Proceedings in connection with which it is entitled to indemnification or contribution pursuant to this Section 10, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Party of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)	All amounts paid by the Company to an Indemnified Person under this Section 10 shall, to the extent the transactions contemplated hereby or the Plan are consummated and to the extent permitted by applicable law, be treated as adjustments to Purchase Price for all Tax purposes.

11.	Survival of Representations and Warranties, Etc.
(a)	The representations and warranties made in this Agreement shall not survive the Closing Date. Other than Sections 2(b), 2(c), 2(e), 2(h), 2(i), 2(j), 2(k), 5(e), 5(f), 5(j), 5(k), 5(l), 5(m), 10, 11, 13, 14, 15, 16, 18 and 20, which shall survive the Closing Date in accordance with their terms (except Section 5(l) which shall survive for 90 days following the Closing Date), the covenants contained in this Agreement shall not survive the Closing Date.
(b)	Other than with respect to Sections 2(h), 2(i) and 2(j) and Sections 10 through 18, which shall continue and survive any termination of this Agreement, (i) none of the Investors may assert any claim against the Company (both as Debtors-in-possession or the reorganized Debtors), and the Company (both as Debtors-in-possession or the reorganized Debtors), may not assert any claim against any Investor, in either case, arising from this Agreement other than for willful breach, and (ii) the Investors hereby release the Company (both as Debtors-in-possession and the reorganized Debtors) from any such claims, and the Company (both as Debtors-in-possession or the reorganized Debtors) hereby releases the Investors from any such claims. Notwithstanding the foregoing (w) the aggregate liability of all of the Investors under this Agreement for any reason (under any legal theory) including for any willful breach occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, (x) the aggregate liability of all of the Investors under this Agreement for any reason (under any legal theory) including for any willful breach occurring after the Disclosure Statement Approval Date shall not exceed $250 million, (y) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory) including for any willful breach occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, and (z) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory) including for any willful breach occurring after the Disclosure Statement Approval Date shall not exceed $250 million. The Investors and the Company acknowledge that such liability under subclauses (w) and (x) shall be on a several and not joint basis with respect to any willful breach occurring on or prior to the Due Diligence Expiration Date. The Investors and the Company acknowledge and agree that such liability under subclauses (w) and (x) shall be on a joint and several basis with respect to any willful breach occurring after the Due Diligence Expiration Date; provided, that the aggregate liability of Harbinger shall not exceed $38,442,731, the aggregate liability of Merrill shall not exceed $32,038,546 and the aggregate liability of UBS shall not exceed $25,743,392. Subject to the terms, conditions and limitation set forth in this Section 11(b), (i) the joint and several obligations referred to in the immediately preceding sentence mean that each Investor (an “Assuming Investor”) assumes liability on a joint and several basis for any willful breach of this Agreement by any other Investor (a “Breaching Investor”), whether or not the Assuming Investor has breached this Agreement or is in any way responsible for such willful breach by the Breaching Investor and (ii) the Assuming Investors’ obligations shall be a commitment to assure payment, not collection. Under no circumstances shall any Investor be liable to the Company (as Debtors-in-possession or reorganized Debtors) for any punitive damages under this Agreement or any Equity Commitment Letter. Under no circumstances shall the Company (both as Debtors-in-possession and reorganized Debtors) be liable to any Investor for any punitive damages under this Agreement.

12.	Termination.
                    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a)	by mutual written consent of the Company and both of ADAH and Dolce;

(b)	by any Investor if any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or an interim or permanent trustee shall be appointed in any of the Chapter 11 Cases, or a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases;

(c)	by any party to this Agreement if (i) any statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority or any judgment, injunction, decree or order of any federal, state or foreign court shall have become final and non-appealable, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA or the GM Settlement or (ii) the PSA shall have been terminated in accordance with its terms; provided, that the right to terminate this Agreement under this Section 12(c)(ii) shall not be available to any party whose breach of the PSA is the cause of the termination of the PSA; provided, further, that (A) the Company shall not have any right to terminate this Agreement under this Section 12(c)(ii) if the PSA is terminated in accordance with Article 3.2(b) of the PSA as a result of or arising from a notice of termination of the PSA delivered by either the Company or GM as described in Article 3.1(b) of the PSA and (B) no Investor shall have any right to terminate this Agreement under this Section 12(c)(ii) if the PSA is terminated in accordance with Article 3.2(b) of the PSA as a result of or arising from a notice of termination of the PSA delivered by any Investor as described in Article 3.1(b) of the PSA;

(d)	by ADAH or Dolce upon written notice to the Company and each other Investor:
(i)	if the Initial Approval Order has not become a Final Approval Order on or prior to the earlier of (A) the tenth (10th) day after the Bankruptcy Court enters the Initial Approval Order, or, if such day is not a Business Day, the next Business Day and (B) January 22, 2007; provided, that notice of termination pursuant to this Section 12(d)(i) must be given on or prior to February 28, 2007;

(ii)	prior to the later of (A) January 31, 2007 and (B) the date that is twenty (20) calendar days after the date on which the Company has delivered to each Investor both the Business Plan reflecting the GM Settlement and the

Disclosure Letter (such date, the “Due Diligence Expiration Date”), if any Investor is not satisfied in its sole discretion with (x) the results of its due diligence investigation of the Company and its Subsidiaries, the Disclosure Letter and the Business Plan (the “Due Diligence Investigation”) or (y) the terms of the Shareholders Agreement, Registration Rights Agreement, the Amended and Restated Constituent Documents, the Series A-1 Certificate of Designations, the Series A-2 Certificate of Designations, the Series B Certificate of Designations or any other Transaction Agreement;
(iii)	on or after the earlier of (A) August 31, 2007, or (B) the later of (x) June 30, 2007 (such date, being the “Closing Date Outside Date”), or (y) the first Business Day that is one-hundred eighty (180) days after the Due Diligence Expiration Date, provided that, in either case, the Closing Date has not occurred by such date;

(iv)	on or after the later of (x) May 1, 2007 (such date, being the “Disclosure Statement Outside Date”), or (y) the first Business Day that is one-hundred twenty (120) days after the Due Diligence Expiration Date, provided that, in either case, the Disclosure Statement has not been filed for approval with the Bankruptcy Court by such date;

(v)	if the Company or any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(a)(xvi) or (xvii) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Closing Date Outside Date; provided, that the right to terminate this Agreement under this Section 12(d)(v) shall not be available to any Investor whose breach is the cause of the failure of the condition in Section 9(a)(xvi) or (xvii) to be satisfied;

(vi)	either of ADAH or Dolce shall have determined in its reasonable discretion that the Company will not achieve EBITDA for 2008 at least equal to the 2008 EBITDA Amount and EBITDA of at least $2.4 billion in each of 2009 and 2010 (exclusive of the Restructuring Charges to the extent the same had been deducted to determine EBITDA);

(vii)	(A) there shall have been a Change of Recommendation or (B) the Company shall have entered into an Alternate Transaction Agreement; or

(viii)	if, subsequent to the Company, ADAH and Dolce having previously approved in writing the form of document referred to in Sections 9(a)(iv), (xx), (xxii), (xxiii) or (xxiv), the conditions set forth in Sections 9(a)(iv), (xx), (xxii), (xxiii) or (xxiv), shall become not satisfied as a result of an amendment or modification thereto.

provided, that notwithstanding anything in the foregoing to the contrary, any Investor other than ADAH and Dolce shall be entitled to terminate this Agreement as to itself (but not as to any other party) (A) in any of the circumstances described in Section 12(d)(i)-(viii) at any time prior to the Due Diligence Expiration Date, and (B) at any time on or after December 31, 2007 (each of (A) and (B) being a “Limited Termination”); provided, further, that if there is a Limited Termination, any deadline contained in Section 12(d)(i), (ii), (v) and (vi) by which ADAH must exercise a termination right under Section 12 shall be extended by ten (10) Business Days so as to give it sufficient time to comply with its obligations under Section 2(b);

(e)	on or prior to the Due Diligence Expiration Date, by ADAH or Dolce by notice to the other parties if, on or prior to such date, (i) a target amount of EBITDA for fiscal year 2008 (but in any event not to exceed $2.4 billion) has not been agreed to by each of ADAH and Dolce in its sole discretion and included in the Business Plan (the “2008 EBITDA Amount”) or (ii) restructuring charges for 2009 and 2010 have not been agreed to by each of ADAH or Dolce in its sole discretion and included in the Business Plan (the “Restructuring Charges”);

(f)	by the Company upon written notice to each Investor:
(i)	subject to the establishment of Alternative Financing in accordance with Section 2(b), if any Investor shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(c)(iv) or (v) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or such Investor by any Investor and (B) the third (3rd) Business Day prior to the Closing Date Outside Date;

(ii)	if the Company enters into any Alternate Transaction Agreement; provided, that the Company may only terminate this Agreement under the circumstances set forth in this Section 12(f)(ii) if: (x) the Company’s board of directors has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, that such Alternate Transaction is a Superior Transaction and the failure to enter into such an Alternate Transaction Agreement would result in a breach of the applicable fiduciary duties of the board of directors, (y) before taking such action the Company has given the Investors at least ten (10) Business Days’ (or, in the event of any Alternate Transaction that has been materially revised or modified, at least five (5) Business Days’) prior written notice (the “Consideration Period”) of the terms of such Alternate Transaction and of its intent to take such action, and, during the Consideration Period, the Company has, if requested by the Investors, engaged in good faith negotiations regarding any revisions to this Agreement, the Plan or any other agreement or document proposed by ADAH and Dolce and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternate Transaction remains a Superior Transaction and (z) prior to or contemporaneously with such termination the Company shall pay to the Investors the Alternate Transaction Fee; or

(iii)	on or after August 31, 2007; provided, that the Closing Date has not occurred by such date.
For the purposes of this Section 12(f), a “Superior Transaction” shall mean an Alternate Transaction, which the board of directors of the Company, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the bankruptcy estate of the Company than the transactions contemplated by this Agreement, the Preferred Term Sheet, the PSA and the Plan, taking into account, all legal, financial, regulatory and other aspects of such Alternate Transaction, the likelihood of consummating the Alternate Transaction, the likely consummation date of the Alternate Transaction and the identity of the parties or proposed parties to such Alternate Transaction and after taking into account any revisions to the terms of this Agreement, the Plan and/or any other agreement or document proposed during the Consideration Period.

(g)	by ADAH, Dolce or the Company by notice given to the other parties on or before February 28, 2007 (unless this date is extended by agreement of ADAH, Dolce and the Company (as it may be so extended, the “Specified Date”)) if the Company and its Subsidiaries have not entered into on or prior to January 31, 2007, (x) tentative labor agreements between the Company and its applicable Subsidiaries, on the one hand, and each of the UAW, the IUE-CWA and the USW, on the other hand or (y) the GM Settlement, in each case, on terms and conditions presented by the Company and satisfactory to each of ADAH and Dolce in its sole discretion.

(h)	In addition to any other rights or remedies any Investor may have under this Agreement (for breach or otherwise) but subject to Section 11(b), the Company shall pay a fee of $100,000,000 (the “Alternate Transaction Fee”) to the Investors in such proportions as are set forth on Schedule 2 hereto, and, in any case, the Company shall pay to the Investors any Transaction Expenses and any other amounts certified by the Investors to be due and payable hereunder that have not been paid theretofore if this Agreement is terminated pursuant to one of the following:
(i)	pursuant to (x) Section 12(d)(vii)(B) or (y) Section 12(f)(ii);

(ii)	pursuant to Section 12(d)(vii)(A) and, within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated; or

(iii)	pursuant to Section 12(d)(v) based on a willful breach by the Company and within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated.
Payment of the amounts due under this Section 12(h) will be made (i) no later than the close of business on the next Business Day following the date of such termination in the case of a payment pursuant to Section 12(h)(i)(x), (ii) prior to or contemporaneously with such termination by the Company in the case of a payment pursuant to Section 12(h)(i)(y) and (iii) prior to or contemporaneously with the entry into an Alternate Transaction Agreement or the consummation of an Alternate Transaction in the case of a payment pursuant to Section 12(h)(ii) or (iii). Under no circumstances shall the Company be required to pay more than one Alternate Transaction Fee. The provision for the payment of the Alternate Transaction Fee is an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

(i)	Upon termination under this Section 12, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (x) nothing contained herein shall release any party hereto from liability for any willful breach and (y) the covenants and agreements made by the parties herein in Sections 2(h), 2(i) and 2(j), and Sections 10 through 18 will survive indefinitely in accordance with their terms.
13.	Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to:
Dolce Investments LLC
c/o Cerberus Capital Management L.P.
299 Park Avenue
New York, New York 10171
Facsimile: (212) 421-2958 / (212) 909-1409 / (212) 935-8749
Attention: Scott Cohen / Dev Kapadia / Seth Gardner
with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005-1413
Facsimile: (212) 822-5899
Attention: Thomas C. Janson
and
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017-5735
Facsimile: (213) 892-4470
Attention: Gregory A. Bray
(b)	If to:
A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street,
Chatham, New Jersey 07928
Facsimile: (973) 701-7055
Attention: Ronald Goldstein
with a copy to:
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131-2352
Facsimile: (305) 358-5744/5766
Attention: Thomas E. Lauria
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787
Facsimile: (212) 354-8113
Attention: John M. Reiss
                Gregory Pryor

(c)	If to:
Harbinger Del-Auto Investment Company, Ltd.
c/o Harbinger Capital Partners Offshore Manager, LLC
555 Madison Avenue, 16th Floor
New York, NY 10022
Attn: Philip A. Falcone
with a copy to:
Harbert Management Corp.
One Riverchase Parkway South
Birmingham, AL 35244
Facsimile: (205) 987-5505
Attention: General Counsel
with a copy to:
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131-2352
Facsimile: (305) 358-5744/5766
Attention: Thomas E. Lauria
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787
Facsimile: (212) 354-8113
Attention: John M. Reiss
                Gregory Pryor
with a copy to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022-3598
Facsimile: (212) 836-8689
Attention: Benjamin Mintz and Lynn Toby Fisher

(d)	If to:
Merrill Lynch, Pierce, Fenner & Smith Incorporated.
4 World Financial Center
New York, New York 10080
Facsimile: (212) 449-0769
Attention: Robert Spork / Rick Morris
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: Andrew N. Rosenberg
(e)	If to:
UBS Securities LLC
299 Park Avenue
New York, New York 10171
Facsimile: (212) 821-3008 / (212) 821-4042
Attention: Steve Smith / Osamu Watanabe
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile: (212) 225-3999
Attention: Leslie N. Silverman
(f)	If to the Company, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Attention: John Sheehan – Facsimile: (248) 813-2612
                David Sherbin / Sean Corcoran – Facsimile: (248) 813-2491

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000/1
Attention: Eric L. Cochran
                Marie L. Gibson
and
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Facsimile: (312) 407-0411
Attention: John Wm. Butler, Jr.
                George Panagakis
14.	Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except to an Ultimate Purchaser or to a Related Purchaser pursuant to Sections 2(a), 2(b) and 2(k). Notwithstanding the previous sentence, subject to the provisions of Sections 2(a), 2(b) and 2(k): (1) this Agreement, or the Investors’ obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by any Investor to any Affiliate of such Investor over which such Investor or any of its Affiliates exercise investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of such Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as such Investor; and (2) ADAH may provide for a participation interest or other arrangement whereby the economic benefits of ownership of the Series A-2 Preferred Stock are shared with Merrill, Harbinger or their Affiliates, but ADAH shall not, pursuant to such arrangements, transfer any voting or investment power or control over the Series A-2 Preferred Stock. Notwithstanding the foregoing or any other provisions herein, except pursuant to an Additional Investor Agreement acceptable to the Company, ADAH and Dolce no such assignment will relieve an Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 10 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

15.	Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

16.	GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE

JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

17.	Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

18.	Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

19.	Adjustment to Shares. If, in accordance with the terms of this Agreement, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.

20.	Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21.	Publicity. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Investors each shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan, and prior to making any filings with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by the request of any governmental entity.

22.	Knowledge; Sole Discretion. The phrase “knowledge of the Company” and similar phrases shall mean the actual knowledge of the Chief Restructuring Officer of the Company and such other officers as the Company, ADAH and Dolce shall reasonably agree. Whenever in this Agreement any party is permitted to take an action or make a decision in its “sole discretion,” the parties hereto acknowledge that such party is entitled to make such decision or take such action in such party’s sole and absolute and unfettered discretion and shall be entitled to make such decision or take such action without regard for the interests of any other party and for any reason or no reason whatsoever. Each party hereto acknowledges, and agrees to accept, all risks associated with the granting to the other parties of the ability to act in such unfettered manner.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION

By:	/s/ JOHN D. SHEEHAN
Name: John D. Sheehan
Title: Vice President and Chief
Restructuring Officer

A-D ACQUISITION HOLDINGS, LLC

By:	/s/ RONALD M. GOLDSTEIN
Name: Ronald M. Goldstein
Title: Manager

HARBINGER DEL-AUTO INVESTMENT COMPANY, LTD.

By:	/s/ PHILIP A. FALCONE
Name: Philip A. Falcone
Title: Director

DOLCE INVESTMENTS LLC

By:	Cerberus Capital Management L.P., its Managing Member

By:	/s/ SCOTT COHEN
Name: Scott Cohen
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ GRAHAM GOLDSMITH
Name: Graham Goldsmith
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ STEVEN D. SMITH
Name: Steven D. Smith
Title: Managing Director

By:	/s/ ANDREW KRAMER
Name: Andrew Kramer
Title: Managing Director

SCHEDULE 1

Defined Term	Section

2008 EBITDA Amount	Section 12 (e)
ADAH	Recitals
Additional Investor Agreements	Section 2 (k)
Affiliate	Section 2 (a)
Agreement	Recitals
Alternative Financing	Section 2 (b)
Alternate Transaction	Section 9 (a)(v)
Alternate Transaction Agreement	Section 9 (a)(v)
Alternate Transaction Fee	Section 12 (h)
Amended and Restated Constituent Documents	Section 8 (c)
Assuming Investor	11(b)
Available Investor Shares	Section 2 (b)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Section 3 (b)(i)
Breaching Investor	11(b)
Business Day	Section 1 (c)(iii)
Business Plan	Section 5 (s)
Capital Structure Date	Section 3 (d)
Change of Recommendation	Section 9 (a)(vi)
Chapter 11 Cases	Recitals
Closing Date	Section 2 (d)
Closing Date Outside Date	Section 12 (d)(iii)
Code	Section 3 (z)(ii)
Commission	Section 1 (c)(ii)
Commitment Fees	Section 2 (h)(ii)
Commitment Parties	Recitals
Company	Recitals
Company ERISA Affiliate	Section 3 (z)(ii)
Company Plans	Section 3 (z)(i)
Company SEC Documents	Section 3 (j)
Confirmation Hearing	Section 1 (c)(iii)
Confirmation Order	Section 9 (a)(vii)
Confirmed Plan	Section 9 (a)(viii)
Consideration Period	Section 12 (f)(ii)
Debt Financing	Section 5 (t)
Debtors	Recitals
Determination Date	Section 1 (c)(vi)
DGCL	Section 3 (oo)
DIP Order	Section 2(j)
Direct Subscription Shares	Section 2 (a)(i)
Disclosure Letter	Section 3
Disclosure Letter Delivery Date	Section 3

SCHEDULE 1

Defined Term	Section

Disclosure Statement	Section 5 (b)
Disclosure Statement Approval Date	Section 1 (c)(ii)
Disclosure Statement Outside Date	Section 12 (d)(iv)
Disinterested Director	Section 8 (c)
Distribution Date	Section 1 (c)(ii)
Dolce	Recitals
Due Diligence Expiration Date	Section 12 (d)(ii)
Due Diligence Investigation	Section 12 (d)(ii)
EBITDA Target	Section 9 (a)(xviii)
Effective Date	Section 1 (c)(iii)
Eligible Holder	Section 1 (a)
Environmental Laws	Section 3 (x)(i)
E&Y	Section 3 (q)
Equity Commitment Letter	Section 4 (o)
ERISA	Section 3 (z)(i)
Exchange Act	Section 3 (i)
Existing Shareholder Rights Plan	Section 3 (d)
Expiration Time	Section 1 (c)(iii)
Final Approval Order	Section 9 (a)(i)
GAAP	Section 3 (i)
GM	Section 8 (c)
GM Settlement	Section 5 (p)
GMAC	Section 8 (c)
Harbinger	Recitals
HSR Act	Section 3 (g)
IUE-CWA	Section 5 (u)
Indemnified Person	Section 10 (a)
Indemnifying Party	Section 10 (a)
Intellectual Property	Section 3 (s)
Initial Approval Motion	Recitals
Initial Approval Order	Recitals
Investment Decision Package	Section 3 (k)
Investor	Recitals
Investors	Recitals
Investor Default	Section 2 (b)
Investor Shares	Section 2 (a)
Issuer Free Writing Prospectus	Section 3 (k)
Limited Termination	Section 12 (d)
Losses	Section 10 (a)
Material Adverse Effect	Section 3 (a)
Maximum Number	Section 2(a)
Merrill	Recitals
Money Laundering Laws	Section 3 (ee)
Monthly Financial Statements	Section 5 (r)

SCHEDULE 1

Defined Term	Section

Multiemployer Plans	Section 3 (z)(ii)
New Common Stock	Section 1 (a)
OFAC	Section 3 (ff)
Option	Section 3 (d)
Options	Section 3 (d)
Plan	Section 1 (b)
Preferred Commitment Fee	Section 2 (h)(i)
Preferred Shares	Section 2 (a)
Preferred Term Sheet	Section 1 (b)
Preliminary Rights Offering Prospectus	Section 3 (k)
Proceedings	Section 10 (a)
PSA	Section 1 (b)
Purchase Notice	Section 1 (c)(vi)
Purchase Price	Section 1 (a)
Record Date	Section 1 (a)
Related Purchaser	Section 2 (a)
Registration Rights Agreement	Section 8 (c)
Resale Registration Documents	Section 8 (c)
Resale Registration Statement	Section 8 (c)
Restricted Period	Section 5 (j)
Restructuring Charges	Section 12 (e)
Right	Section 1 (a)
Rights Exercise Period	Section 1 (c)(iii)
Rights Offering	Section 1(a)
Rights Offering Prospectus	Section 3 (k)
Rights Offering Registration Statement	Section 3 (k)
Satisfaction Notice	Section 1 (c)(vi)
Securities Act	Section 1 (c)(ii)
Securities Act Effective Date	Section 3 (k)
Series A-1 Certificate of Designations	Section 2 (a)(ii)
Series A-1 Preferred Stock	Section 2 (a)(ii)
Series A Preferred Stock	Section 2 (a)(ii)
Series A-2 Certificate of Designations	Section 2 (a)(iii)
Series A-2 Preferred Stock	Section 2 (a)(iii)
Series B Certificate of Designations	Section 2 (a)(i)
Series B Preferred Stock	Section 2 (a)(i)
Share	Section 1 (a)
Shareholders Agreement	Section 8 (c)
Significant Subsidiary	Section 3 (a)
Single-Employer Plan	Section 3 (z)(ii)
Specified Date	Section 12(g)
Standby Commitment Fee	Section 2 (h)(ii)
Stock Plans	Section 3 (d)
Subscription Agent	Section 1 (c)(iii)

SCHEDULE 1

Defined Term	Section

Subsidiary	Section 3 (a)
Superior Transaction	Section 12 (f)
Takeover Statute	Section 3 (oo)
Taxes	Section 3 (y)
Tax Returns	Section 3 (y)(i)
Transaction Agreements	Section 3 (b)(i)
Transaction Expenses	Section 2 (j)
Transformation Plan	Section 3 (m)(vii)
UAW	Section 5 (u)
UBS	Recitals
Ultimate Purchasers	Section 2 (k)
Unsubscribed Shares	Section 2 (a)(iv)
USW	Section 5 (u)

SCHEDULE 2

	Direct		Series A-1		Series A-2		Series B
	Subscription	Purchase	Preferred	Purchase	Preferred	Purchase	Preferred	Purchase	Total
	Shares	Price	Stock	Price	Stock	Price	Stock	Price	Purchase Price
Dolce Investments LLC	3,150,000	$110,250,000	8,571,429	$300,000,000	—	$—	8,571,429	$300,000,000	$710,250,000
A-D Acquisition Holdings, LLC	1,890,000	66,150,000	—	—	8,571,429	300,000,000	5,142,857	180,000,000	546,150,000
Harbinger Del-Auto Investment Company, Ltd.	472,500	16,537,500	—	—	—	—	1,285,714	45,000,000	61,537,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	393,750	13,781,250	—	—	—	—	1,071,429	37,500,000	51,281,250
UBS Securities LLC	393,750	13,781,250	—	—	—	—	1,071,429	37,500,000	51,281,250

Total	6,300,000	$220,500,000	8,571,429	$300,000,000	8,571,429	$300,000,000	17,142,858	$600,000,000	$1,420,500,000

Proportionate Share of Preferred Commitment Fee:
Dolce Investments LLC	50%
A-D Acquisition Holdings, LLC	40%
Harbinger Del-Auto Investment Company, Ltd.	3.750%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3.125%
UBS Securities LLC	3.125%

Total	100%

Proportionate Share of Standby Commitment Fee:
Dolce Investments LLC	50%
A-D Acquisition Holdings, LLC	30%
Harbinger Del-Auto Investment Company, Ltd.	7.5%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6.25%
UBS Securities LLC	6.25%

Total	100%

Proportionate Share of Alternate Transaction Fee:
Dolce Investments LLC	50%
A-D Acquisition Holdings, LLC	30%
Harbinger Del-Auto Investment Company, Ltd.	7.5%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6.25%
UBS Securities LLC	6.25%

Total	100%

SUMMARY OF TERMS OF
PREFERRED STOCK
          Set forth below is a summary of indicative terms for a potential investment in Delphi Corporation by (i) certain funds and accounts, to be designated, managed, directly or indirectly, by Cerberus Capital Management L.P. and its affiliates and (ii) entities or funds controlled by Appaloosa Management, Harbinger Capital Partners, Merrill Lynch & Co. and UBS Securities. The Investment is being made in connection with a Plan of Reorganization of Delphi Corporation under chapter 11 of the Bankruptcy Code. The terms set forth below are intended solely to provide a framework for the parties as they proceed with discussions of the proposed transaction and do not constitute any agreement with respect to the definitive terms for any transaction or any agreement to agree or any solicitation of acceptances or rejections of any plan of reorganization. While the parties expect to negotiate in good faith with respect to the terms for a transaction, either party shall be free to discontinue discussions and negotiations at any time for any reason or no reason. Neither party shall be bound by the terms hereof and only execution and delivery of definitive documentation relating to the transaction shall result in any binding or enforceable obligations of any party relating to the transaction.

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Investors:	Certain funds and accounts, to be designated, managed, directly or indirectly, by Cerberus Capital Management L.P. and its affiliates (collectively, “Cerberus”); entities or funds controlled by Appaloosa Management (“Appaloosa”), Harbinger Capital Partners (“Harbinger”), Merrill Lynch & Co. (“Merrill”) and UBS Securities (“UBS”, and, together with Harbinger and Merrill, “HUM”), with the economic interests in the Preferred Stock to be purchased by the Appaloosa Investors allocated as follows: (a) Appaloosa—60.0%; (b) Harbinger—15.0%; and (c) UBS and Merrill—12.5% each; provided, that Appaloosa shall be the exclusive purchaser and sole beneficial owner for all purposes hereunder of the Series A-2 Preferred Stock and shall hold and retain all control rights with respect thereto, including voting and disposition rights. HUM and Appaloosa are collectively referred to as the “Appaloosa Investors” and Cerberus and the Appaloosa Investors are collectively referred to as the “Investors.”

Securities to be Issued:	Series A-1 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”)

Series A-2 Senior Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock “ and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”)

Series B Senior Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”)

Except as set forth below under “Voting Rights” the Series A-1 Preferred Stock and the Series A-2 Preferred Stock are identical in all respects. In addition, the Series A Preferred Stock shall automatically convert into shares of Series B Preferred Stock, on a one for one basis, upon the happening of certain events as outlined below. The Series B Preferred Stock shall be identical in all respect to the Series A Preferred Stock except with respect to voting rights, as set forth below.

Purchase of Preferred Stock:	At the Effective Time (the “Issue Date”) of the Plan of Reorganization (the “Plan”) in the Bankruptcy Case, (i) Cerberus shall purchase all of the 8,571,429 shares of Series A-1 Preferred Stock for an aggregate of $300 million; (ii) Appaloosa will purchase all of the 8,571,429 shares of Series A-2 Preferred Stock for an aggregate purchase price of $300 million, (iii) Cerberus shall purchase 8,571,429 shares of Series B Preferred Stock, representing 50% of the shares of Series B Preferred Stock to be outstanding, for an aggregate of $300 million and (iv) the Appaloosa Investors shall purchase, in the aggregate, 8,571,429 shares of Series B Preferred Stock, representing 50% of the shares of Series B Preferred Stock to be outstanding, for an aggregate of $300 million. The Stated Value of the Preferred Stock shall be $35.00 per share.

Mandatory Conversion into Common Stock:	The Company shall convert all, but not less than all, of the Preferred Stock on or after the seventh anniversary of the Issue Date at the Conversion Price in effect on such conversion date; provided, that no such conversion may be made unless the Closing Price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be in excess of 150% of the initial per share plan value. The Company may not effect the conversion unless the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Preferred Stock. The holders of the Series A Preferred Stock will agree not to take any action to delay or prevent such registration statement from becoming effective.

2

Liquidation Rights:	In the event of any liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Preferred Stock shall receive, in exchange for each share, out of legally available assets of the Company, a preferential amount in cash equal to (i) the Stated Value plus (ii) the aggregate amount of all accrued and unpaid dividends or distributions with respect to such share (such amount being referred to as the “Liquidation Value”).

Ranking	The Series A Preferred Stock and the Series B Preferred Stock shall rank pari passu with respect to any distributions upon liquidation, dissolution or winding up of the Company. The Preferred Stock will rank senior to any other class or series of capital stock of the Company with respect to any distributions upon liquidation, dissolution or winding up of the Company.

Conversion of Preferred Stock into Common Stock:	Each share of Preferred Stock shall be convertible at any time, without any payment by the holder thereof, into a number of shares of Common Stock equal to (i) the Liquidation Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $35.00, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will contain customary provisions with respect to stock splits, recombinations and stock dividends and customary weighted average anti-dilution provisions in the event of, among other things, the issuance of rights, options or convertible securities with an exercise or conversion or exchange price below the Conversion Price, the issuance of additional shares at a price less than the Conversion Price and other similar occurrences.

Conversion of Series A Preferred Stock into Class B Preferred Stock:	If at any time Cerberus and Appaloosa cease to beneficially own, in the aggregate, Series A Preferred Stock with a Liquidation Value of $250 million or more, then all of the shares of Series A Preferred Stock shall automatically convert into shares of Series B Preferred Stock, on a one for one basis, without any action on the part of the holder thereof; provided, if at such time the Company does not have in effect a registration statement covering resales of the Series B Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock, the conversion shall occur at the time such registration statement becomes effective. The holders of the Series A Preferred Stock will agree not to take any action to delay or prevent such registration statement from becoming effective.

If any holder transfers shares of Series A Preferred Stock to any person other than an Affiliate of such holder (a “Permitted Holder”) then all of the shares of Series A Preferred Stock so transferred shall automatically, upon such transfer, convert into shares of Series B Preferred Stock, on a one for one basis.

In addition, any holder of Series A Preferred Stock may convert all or any portion of its Series A Preferred Stock into shares of Series B Preferred Stock, on a one for one basis, at any time at its option.

Subject to compliance with applicable securities laws, shares of Series B Preferred Stock will be freely transferable.

3

Dividends:	The holder of each share of Preferred Stock shall be entitled to receive dividends and distributions on the Preferred Stock at an annual rate of 3.25% of the Liquidation Value thereof, payable quarterly in cash. Unpaid dividends shall accrue. In addition, if any dividends are declared on the Common Stock, the Preferred Stock shall be entitled to receive, in addition to the dividend on the Preferred Stock at the stated rate, the dividends that would have been payable on the number of shares of Common Stock that would have been issued on the Preferred Stock had it been converted immediately prior to the record date for such dividend.

Preference with Respect to Dividends:	Each holder of Preferred Stock shall, prior to the payment of any dividend or distribution in respect of the Common Stock or any other class of capital stock of the Company ranking junior to the Preferred Stock, be entitled to be paid in full the dividends and distributions payable in respect of the Preferred Stock.

Restriction on Redemptions of Junior Stock:	So long as shares of Preferred Stock having a Liquidation Value of $250 million or more remain outstanding, the Company shall not, and shall not permit any of its subsidiaries to, purchase, redeem or otherwise acquire for value any shares of Common Stock or any shares of any other class of capital stock of the Company ranking junior to the Preferred Stock except customary provisions with respect to repurchase of employee equity upon termination of employment.

4

Governance — Board of Directors	So long as the Series A Preferred Stock is outstanding, the following provisions shall be effective:

The board of directors of the Company shall consist of twelve (12) directors, three (3) of whom shall initially be elected by the holders of the Series A-1 Preferred Stock, three (3) of whom shall initially be elected by the holders of the Series A-2 Preferred Stock, one (1) of whom shall be the Executive Chairman selected as described below under “Executive Chairman,” one (1) of whom shall be the CEO, and four (4) of whom shall be elected by the holders of the Common Stock and the Series B Preferred Stock, voting as a class (the “Common Directors”) (it being understood that the Series A Preferred Stock shall not vote with respect to the Common Directors and any holders of Series A Preferred Stock and their Affiliates shall not vote their shares of Series B Preferred Stock in respect of the Common Directors). For the avoidance of doubt, the Executive Chairman and the CEO shall be elected to the board by the holders of the Common Stock and the Preferred Stock, voting as a class. The Executive Chairman of the Board shall initially be selected as described below under “Executive Chairman.” The initial CEO shall be Rodney O’Neal, who shall become the CEO and President not later than the effective date of the plan of reorganization. The four (4) Common Directors shall be selected by a search committee (the “Selection Committee”) consisting of a representative of each of Cerberus, Appaloosa, the Unsecured Creditors Committee, the Equity Committee and the Company[1], which selection shall be made by unanimous vote of the Selection Committee with the Appaloosa and Cerberus representatives on the Selection Committee not entitled to vote on such selection. Thereafter, (i) the nominees for election of the Common Directors shall be selected by the Nominating and Corporate Governance Committee of the Board with the Appaloosa and Cerberus representatives on the Committee not entitled to vote on such selection and (ii) any successor Executive Chairman shall be selected as described below under “Executive Chairman.” At least one Common Director shall serve on each committee of the Board subject, in the case of the Audit Committee, to applicable qualification requirements.

The directors selected by the holders of the Series A Preferred Stock shall be reallocated between the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as follows if any changes occur in the number of outstanding shares of Series A Preferred Stock: If either series of Series A Preferred Stock represents less than 33 1/3% and 16 2/3% or more of the outstanding shares of Series A Preferred Stock then the series with the fewer number of shares shall elect two (2) directors and the series with the larger number of shares shall elect four (4) directors; if either series of Series A Preferred Stock represents less than 16 2/3% and more than 0% of the Series A Preferred Stock, then the series with the fewer number of shares shall elect one (1) director and the series with the larger number of shares shall elect five (5) directors; and if any series of the Series A Preferred Stock shall cease to be outstanding, then the holders of the other series shall elect all six (6) directors to which the Series A Preferred Stock is entitled (unless both series shall cease to be outstanding).

[1]	Company representative shall be John D. Opie, the current lead director of the Company.

5

Executive Chairman	So long as the Series A Preferred Stock is outstanding, the following provisions shall be effective:

The initial Executive Chairman shall be selected by the Selection Committee by a supermajority vote of four of the five members of the Selection Committee, including the affirmative vote of both the Appaloosa and Cerberus representatives. Any successor Executive Chairman shall be selected by the Nominating and Corporate Governance Committee with the affirmative approval of the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

The Executive Chairman shall be a full-time employee of the Company with his or her principal office in the Company’s world headquarters in Troy, Michigan and shall devote substantially all of his or her business activity to the business affairs of the Company.

The Executive Chairman may be removed at any time by the affirmative vote of all of the holders of the Series A Preferred Stock.

The Executive Chairman shall cause the Company to and the Company shall be obligated to meaningfully consult with the representatives of the holders of the Series A Preferred Stock with respect to the annual budget and material modifications thereto prior to the time it is submitted to the Board for approval.

The employment agreements entered into by the Company with the Executive Chairman and the Chief Executive Officer shall provide that (i) upon any termination of employment, the Executive Chairman and/or the Chief Executive Officer shall resign as a director (and the employment agreements shall require delivery at the time such agreements are entered into of an executed irrevocable resignation that becomes effective upon such termination) and (ii) the right to receive any payments or other benefits upon termination of employment shall be conditioned upon such resignation. If for any reason the Executive Chairman or the Chief Executive Officer does not resign or the irrevocable resignation is determined to be ineffective, then the holders of the Series A Preferred Stock, acting together as a single class, may remove the Executive Chairman and/or Chief Executive Officer as a director.

6

Governance — Voting Rights	Except with respect to the election of directors, who shall be elected as specified above, the holders of the Preferred Stock shall vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to shareholders.

Until the Liquidation Value of the Preferred Stock beneficially owned by Appaloosa and Cerberus together with all Common Stock directly owned by Appaloosa and Cerberus (valued for this purpose at the Plan Value of $45.00 per share) is less than $600 million, the following Governance – Voting Rights shall be in effect:

The holders of the Series A Preferred Stock shall have the right to select, and to cause the Company to terminate, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company. The majority of the members of the Company’s compensation committee shall initially be made up of directors designated by Cerberus and Appaloosa. Pursuant to a stockholder agreement or other arrangements, the Company shall agree to maintain that majority.

The Company shall not, and shall not permit its subsidiaries to, take any of the following actions (subject to customary exceptions as applicable) unless (i) the Company shall provide the holders of the Series A Preferred Stock with at least 20 business days advance notice and (ii) it shall not have received, prior to the 10th business day after the receipt of such notice by the holders of Series A Preferred Stock, written notice from all of the holders of the Series A Preferred Stock that they object to such action:

	▪	any new debt or lease financing or guarantees in excess of $100 million in any twelve-month period after the Issue Date;

	▪	the grant of any new lien, mortgage or security interest in any assets having a value in excess of $100 million in any twelve-month period after the issue Date;

	▪	a sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis;

	▪	any merger or consolidation involving a change of control of the Company;

	▪	any acquisition of or investment in any other person or entity having a value in excess of $100 million in any twelve-month period after the Issue Date;

	▪	any action to liquidate the Company;

	▪	any issuance of equity securities or rights to acquire equity securities at less than fair market value;

7

▪ other than pursuant to any conversion provisions set forth herein, any redemption, repurchase or other acquisition of shares of capital stock involving aggregate payments in excess of $10 million in any twelve month period after the Issue Date;

▪ payment of any dividends in cash or other assets (other than additional shares of Common Stock); or

▪ any amendment of the charter or bylaws.

The approval rights set forth above shall be in addition to the other voting rights set forth above and any voting rights to which the holders of the shares of Series A Preferred Stock are entitled under Delaware law; provided, however, in a merger or consolidation involving a change of control of the Company, the Series A Preferred Stock will be converted into the greater of (i) the consideration with a value equal to the fair market value of the Series B Preferred Stock into which such Series A Shares are then convertible (or a preferred security of equivalent economic value) and (ii) the Liquidation Preference.

These limitations shall not apply to debt or lease financing or guarantees or lien, mortgage or security interests which constitute refinancings, replacements and extensions thereof that are (i) on prevailing market terms with respect to the economics thereof and (ii) on substantially the same terms (including with respect to the obligors, tenor, security and ranking) as the obligations being refinanced, replaced or extended with respect to other terms.

The Series B Preferred Stock shall be identical in all respects to Series A Preferred Stock except the Series B Preferred Stock shall have no voting rights other than (i) the right to vote, together with the Common Stock as one class on an “as converted basis” on all matters submitted to the Common Stock (subject to restrictions on voting by holders of Series A Preferred Stock for Common Directors as set forth above) and (ii) as required by law.

Appaloosa and Cerberus shall not receive compensation or remuneration of any kind in connection with their exercise or non-exercise of voting or other rights under the Series A Preferred Stock.

Reservation of Unissued Stock:	The Company shall maintain sufficient authorized but unissued securities of all classes issuable upon the conversion or exchange of shares of Preferred Stock and Common Stock.

8

Transferability and Right of First Offer:	Holders of Series A Preferred Stock may sell or otherwise transfer such stock as follows:

	▪	to any Permitted Holder

	▪	to any other person subject to the right of first offer provided below; provided, however, that upon any such transfer, the shares of Preferred Stock so transferred shall automatically convert into shares of Series B Preferred Stock.

If any transfer or conversion of Series A Preferred Stock would result in the holders of the Series A Preferred Stock owning insufficient shares of Series A Preferred Stock to avoid the mandatory conversion of the Series A Preferred Stock, then the other holders of Series A Preferred Stock shall have the right to purchase the shares of Series A Preferred Stock proposed to be transferred or converted at a purchase price equal to the Current Market Value. The selling holder shall give the other holders at least 15 days’ notice of a proposed transfer or conversion to which these rights apply. Upon such notice, the holders may elect to purchase the shares, pro rata, on the terms offered within 15 days following the date of such notice.

9

Registration Rights:	The Investors shall be entitled to registration rights as set forth below. The registration rights agreement shall contain customary terms and provisions consistent with such terms, including customary hold-back, cutback and indemnification provisions.

Demand Registrations. The holders of the Preferred Stock shall be entitled to four demand registrations; provided, that following the time that the Company is eligible to use Form S-3, the holders shall be entitled to an unlimited number of demand registrations. Any demand registration may, at the option of the holder be a “shelf” registration pursuant to Rule 415 under the Securities Act of 1933. All registrations will be subject to customary “windows.”

Piggyback Registrations. In addition, the holders shall be entitled to unlimited piggyback registration rights, subject to customary cut-back provisions.

Registrable Securities: The Series B Preferred Stock, any shares of Common Stock issuable upon conversion of the Preferred Stock or the Series B Preferred Stock, any other shares of Common Stock held by any Investor (including shares acquired in the rights offering or upon the exercise of preemptive rights), and any additional securities issued or distributed by way of a dividend or other distribution in respect of any securities. Securities shall cease to be Registrable Securities upon sale to the public pursuant to an registration statement or Rule 144, or when all shares held by an Investor may be transferred without restriction pursuant to Rule 144(k).

Expenses. All registrations shall be at the Company’s expense (except underwriting fees, discounts and commissions agreed to be paid by the selling holders), including, without limitation, fees and expenses of one counsel for any holders selling Registrable Securities in connection with any such registration.

Preemptive Rights:	So long as Cerberus and Appaloosa beneficially own, in the aggregate. Series A Preferred Stock with a Liquidation Value of $250 million or more, the holders of Preferred Stock shall be entitled to participate pro rata in any offering of equity securities of the Company, other than with respect to (i) shares issued or underlying options issued to management and employees and (ii) shares issued in connection with business combination transactions.

Commitment Fee:	A commitment fee of $21 million shall be earned by and payable to the Investors as provided for in the Discussion Points.

Stockholders Agreement:	Certain of the provisions hereof will be contained in a Stockholders Agreement to be executed and delivered by the Investors and the Company on the Issue Date.

Governing Law:	State of Delaware

10

Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey 07928
January 18, 2007
A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey, 07928
Attention: Ronald Goldstein
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Ladies and Gentlemen:
          Reference is made to that certain Equity Purchase and Commitment Agreement (the “Agreement”), dated as of the date hereof, by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (the “Investor”), Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands, Dolce Investments, LLC, a limited liability company formed under the laws of the State of Delaware, Merrill Lynch, Pierce Fenner & Smith Incorporated, a Delaware corporation, and UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware, on the one hand, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
     This letter will confirm the commitment of Appaloosa Management L.P. (“AMLP”), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the “Funds”) to the Investor in an amount up to $1,141,500,000, subject to the terms and conditions set forth herein. If (i) a Limited Termination has occurred, (ii) the Agreement has not been terminated by the Investor in accordance with its terms within ten (10) Business Days of the occurrence of such Limited Termination, and (iii) the Investor becomes obligated in accordance with Section 2(b) of the Agreement to purchase the Available Investor Shares as a result of such Limited Termination (an “Escalation Trigger”), the maximum amount of Funds referred to in the immediately preceding sentence shall be increased as follows: (i) by $175,312,500 if an Escalation Trigger arises as a result of a Limited Termination by Merrill Lynch, Pierce, Fenner & Smith Incorporated; (ii) by $175,312,500 if an Escalation Trigger arises as a result of a Limited Termination by UBS Securities LLC; and (iii) by $210,375,000 if an Escalation Trigger arises as a result of a Limited Termination by Harbinger Del-Auto Investments Company, Ltd. The Funds to be provided by or on behalf of AMLP to the Investor will be used to provide the financing for the Investor (i) to purchase the Preferred Shares and the Investor Shares pursuant to the Agreement (the “Purchase Obligation”) and (ii) to satisfy the Investor’s other obligations under the Agreement, if any; provided, however, that the

A-D Acquisition Holdings, LLC
Delphi Corporation
January 18, 2007

aggregate liability of AMLP under the immediately preceding clauses (i) and (ii) shall under no circumstances exceed the Cap (as defined below). AMLP shall not be liable to fund to the Investor any amounts hereunder (other than to fund the Purchase Obligation), unless and until, any party to the Agreement, other than the Company, commits a willful breach of the Agreement. For purposes of this letter agreement, the “Cap” shall mean (i) at all times on or prior to the Disclosure Statement Approval Date, $100,000,000 and (ii) after the Disclosure Statement Approval Date, $250,000,000. Our commitment to fund the Investor’s Purchase Obligation is subject to the satisfaction, or waiver in writing by AMLP and the Investor, of all of the conditions, if any, to the Investor’s obligations at such time contained in the Agreement.
          Notwithstanding any other term or condition of this letter agreement, (i) under no circumstances shall the liability of AMLP hereunder or for breach of this letter agreement exceed, in the aggregate, the Cap for any reason, (ii) under no circumstances shall AMLP be liable for punitive damages and (iii) the liability of AMLP shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Company. Subject to the terms and conditions of this letter agreement, the Company shall have the right to assert its rights hereunder directly against AMLP.
          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. AMLP’s obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with AMLP, provided that such assignment will not relieve AMLP of its obligations under this letter agreement.
          This commitment will be effective upon the Investor’s acceptance of the terms and conditions of this letter agreement (by signing below) and the execution of the Agreement by the Company and will expire on the earliest to occur of (i) the closing of the transactions contemplated by the Agreement, and (ii) termination of the Agreement in accordance with its terms; provided, however, that in the event that the Agreement is terminated, AMLP’s obligations hereunder to provide funds to the Investor to fund the Investor’s obligations under the Agreement on account of any willful breach of the Agreement for which the Investor would be liable shall survive; provided further, that the Company shall provide AMLP with written notice within 90 days after the termination of the Agreement of any claim that a willful breach of the Agreement has occurred for which the Investor would be liable and if the Company fails to timely provide such notice then all of AMLP’s obligations hereunder shall terminate, this letter agreement shall expire and any claims hereunder shall forever be barred. Upon the termination or expiration of this letter agreement, all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto.

A-D Acquisition Holdings, LLC
Delphi Corporation
January 18, 2007

          AMLP hereby represents and warrants as follows:
          (a) AMLP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
          (b) AMLP has the requisite limited partnership power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement has been taken.
          (c) This letter agreement has been duly and validly executed and delivered by AMLP and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
          (d) AMLP has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.
          No director, officer, employee, partner, member or direct or indirect holder of any equity interests or securities of AMLP, or any of its affiliated funds or managed accounts, and no director, officer, employee, partner or member of any such persons other than any general partner (collectively, the “Party Affiliates”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.
          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). AMLP AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.
          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.
* * * *

A-D Acquisition Holdings, LLC
Delphi Corporation
January 18, 2007

Sincerely,

Appaloosa Management L.P.

By:	/s/ RONALD M. GOLDSTEIN

Name: Ronald M. Goldstein
Title: Partner
Agreed to and accepted as of the date first
above written:

A-D Acquisition Holdings, LLC

By:	/s/ RONALD M. GOLDSTEIN

Name: Ronald M. Goldstein
Title: Manager

Delphi Corporation

By:	/s/ JOHN D. SHEEHAN

Name: John D. Sheehan
Title: Vice President and Chief Restructuring Officer

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
January 18, 2007
Dolce Investments, LLC
299 Park Avenue
New York, New York 10171
Attention: Seth Gardner
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Ladies and Gentlemen:
          Reference is made to that certain Equity Purchase and Commitment Agreement (the “Agreement”), dated as of the date hereof, by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, Harbinger Del-Auto Investment Co., Ltd., an exempted company formed under the laws of the Cayman Islands, Dolce Investments, LLC, a limited liability company formed under the laws of the State of Delaware (the “Investor”), Merrill Lynch, Pierce Fenner & Smith, Incorporated, a Delaware corporation, and UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware, on the one hand, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
          This letter will confirm the commitment of Cerberus Capital Management, L.P. (“Cerberus”), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the “Funds”) to the Investor in an amount up to $1,702,500,000, subject to the terms and conditions set forth herein. The Funds to be provided by or on behalf of Cerberus to the Investor will be used to provide the financing for the Investor (i) to purchase the Preferred Shares and the Investor Shares pursuant to the Agreement (the “Purchase Obligation”) and (ii) to satisfy the Investor’s other obligations under the Agreement, if any; provided, however, that the aggregate liability of Cerberus under clauses (i) and (ii) shall under no circumstances exceed the Cap (as defined below). Cerberus shall not be liable to fund to the Investor any amounts hereunder (other than to fund the Purchase Obligation), unless, and until, any party to the Agreement other than the Company commits a willful breach of the Agreement. For purposes of this letter agreement, the “Cap” shall mean (i) at all times on or prior to the Disclosure Statement Approval Date, $100,000,000 and (ii) after the Disclosure Statement Approval Date, $250,000,000. Our commitment to fund the Investor’s Purchase Obligation is subject to the satisfaction, or waiver in writing by Cerberus and the Investor, of all of the conditions, if any, to the Investor’s obligations at such time contained in the Agreement.
          Notwithstanding any other term or condition of this letter agreement, (i) under no circumstances shall the liability of Cerberus hereunder or for breach of this letter agreement exceed, in the aggregate, the Cap for any reason, (ii) under no circumstances shall Cerberus be liable for punitive damages, and (iii) the liability of Cerberus shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party hereto and nothing contained in this letter

Dolce Investments, LLC
Delphi Corporation
January 18, 2007

agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Company. Subject to the terms and conditions of this letter agreement, the Company shall have the right to assert its rights hereunder directly against Cerberus.
          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. Cerberus’s obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with Cerberus, provided that such assignment will not relieve Cerberus of its obligations under this letter agreement.
          This commitment will be effective upon the Investor’s acceptance of the terms and conditions of this letter agreement (by signing below) and the execution of the Agreement by the Company and will expire on the earliest to occur of (i) the closing of the transactions contemplated by the Agreement, and (ii) termination of the Agreement in accordance with its terms; provided, however, that in the event that the Agreement is terminated, Cerberus’ obligations hereunder to provide funds to the Investor to fund the Investor’s obligations under the Agreement on account of any willful breach of the Agreement for which the Investor would be liable shall survive; provided further, that the Company shall provide Cerberus with written notice within 90 days after the termination of the Agreement of any claim that a willful breach of the Agreement has occurred for which the Investor would be liable and if the Company fails to timely provide such notice then all of Cerberus’ obligations hereunder shall terminate, this letter agreement shall expire and any claims hereunder shall be forever barred. Upon the termination or expiration of this letter agreement all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto.
          Cerberus hereby represents and warrants as follows:
          (a) Cerberus is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
          (b) Cerberus has the requisite limited partnership power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement has been taken.
          (c) This letter agreement has been duly and validly executed and delivered by Cerberus and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
          (d) Cerberus has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.
          No director, officer, employee, partner, member, or direct or indirect holder of any equity interests or securities of Cerberus, or any of its affiliated funds or managed accounts, and no director, officer, employee, partner or member of any such persons other than any general partner (collectively, the “Party Affiliates”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.

Dolce Investments, LLC
Delphi Corporation
January 18, 2007

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). CERBERUS AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.
          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

Sincerely,

Cerberus Capital Management, L.P.

By:	/s/ SCOTT COHEN

Name: Scott Cohen
Title: Managing Director
Agreed to and accepted as of the date first
above written:

Dolce Investments, LLC
By:	Cerberus Capital Management, L.P.,
Its Managing Member

	By:	/s/ SCOTT COHEN

Name: Scott Cohen
Title: Managing Director

Delphi Corporation

By:	/s/ JOHN D. SHEEHAN

Name: John D. Sheehan
Title: Vice President and Chief Restructuring Officer

Harbinger Capital Partners Master Fund I, Ltd.
c/o 555 Madison Avenue
New York, New York 10122
January 18, 2007
Harbinger Del-Auto Investment Company Ltd.
c/o Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue
New York, New York 10022
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Ladies and Gentlemen:
          Reference is made to that certain Equity Purchase and Commitment Agreement (the “Agreement”), dated as of the date hereof, by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware, Harbinger Del-Auto Investment Company, Ltd., an exempted company formed under the laws of the Cayman Islands (the “Investor”), Dolce Investments, LLC, a limited liability company formed under the laws of the State of Delaware, Merrill Lynch, Pierce Fenner & Smith, Incorporated, a Delaware corporation, and UBS Securities LLC, a limited liability company formed under the laws of the State of Delaware, on the one hand, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), on the other hand. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
          This letter will confirm the commitment of Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”), on behalf of one or more of its affiliated funds or managed accounts to be designated, to provide or cause to be provided funds (the “Funds”) to the Investor in an amount up to $210,375,000, subject to the terms and conditions set forth herein. The Funds to be provided by or on behalf of Harbinger to the Investor will be used to provide the financing for the Investor (i) to purchase the Preferred Shares and the Investor Shares pursuant to the Agreement (the “Purchase Obligation”) and (ii) to satisfy the Investor’s other obligations under the Agreement, if any; provided, however that the aggregate liability of Harbinger under clauses (i) and (ii) shall under no circumstances exceed the Cap (as defined below). Harbinger shall not be liable to fund to the Investor any amounts hereunder (other than to fund the Purchase Obligation), unless, and until, any party to the Agreement other than the Company commits a willful breach of the Agreement. For purposes of this letter agreement, the “Cap” shall mean at all times $38,442,731. Our commitment to fund the Investor’s Purchase Obligation is subject to the satisfaction, or waiver in writing by Harbinger and the Investor, of all of the conditions, if any, to the Investor’s obligations at such time contained in the Agreement.
          Notwithstanding any other term or condition of this letter agreement, (i) under no circumstances shall the liability of Harbinger hereunder or for breach of this letter agreement exceed, in the aggregate, the Cap for any reason, (ii) under no circumstances shall Harbinger be liable for punitive damages, and (iii) the liability of Harbinger shall be limited to monetary damages only. There is no express or implied intention to benefit any person or entity not party

Harbinger Del-Auto Investment Company Ltd.
Delphi Corporation
January 18, 2007

hereto and nothing contained in this letter agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the Investor and the Company. Subject to the terms and conditions of this letter agreement, the Company shall have the right to assert its rights hereunder directly against Harbinger.
          The terms and conditions of this letter agreement may be amended, modified or terminated only in a writing signed by all of the parties hereto. Harbinger’s obligations hereunder may not be assigned, except its obligations to provide the Funds may be assigned to one or more of its affiliated funds or managed accounts affiliated with Harbinger, provided that such assignment will not relieve Harbinger of its obligations under this letter agreement.
          This commitment will be effective upon the Investor’s acceptance of the terms and conditions of this letter agreement (by signing below) and the execution of the Agreement by the Company and will expire on the earliest to occur of (i) the closing of the transactions contemplated by the Agreement, and (ii) termination of the Agreement in accordance with its terms; provided, however, that in the event that the Agreement is terminated, Harbinger’ obligations hereunder to provide funds to the Investor to fund the Investor’s obligations under the Agreement on account of any willful breach of the Agreement for which the Investor would be liable shall survive; provided further, that the Company shall provide Harbinger with written notice within 90 days after the termination of the Agreement of any claim that a willful breach of the Agreement has occurred for which the Investor would be liable and if the Company fails to timely provide such notice then all of Harbinger’ obligations hereunder shall terminate, this letter agreement shall expire and any claims hereunder shall be forever barred. Upon the termination or expiration of this letter agreement all rights and obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto.
          Harbinger hereby represents and warrants as follows:
          (a) Harbinger is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
          (b) Harbinger has the requisite corporate power and authority to enter into, execute and deliver this letter agreement and to perform its obligations hereunder and all necessary action required for the due authorization, execution, delivery and performance by it of this letter agreement has been taken.
          (c) This letter agreement has been duly and validly executed and delivered by Harbinger and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
          (d) Harbinger has, and will have on the Closing Date, available funding necessary to provide the Funds in accordance with this letter agreement.
          No director, officer, employee, partner, member or direct or indirect holder of any equity interests or securities of Harbinger, or any of its affiliated funds or managed accounts, and no director, officer, employee, partner or member of any such persons other than any general partner (collectively, the “Party Affiliates”) shall have any liability or obligation of any nature whatsoever in connection with or under this letter or the transactions contemplated

Harbinger Del-Auto Investment Company Ltd.
Delphi Corporation
January 18, 2007

hereby, and each party hereto hereby waives and releases all claims against such Party Affiliates related to such liability or obligation.
          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). HARBINGER AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.
          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

Sincerely,

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C., as investment manager

	By:	/s/ PHILIP A. FALCONE

Name: Philip A. Falcone
Title: Senior Managing Director
Agreed to and accepted as of the date first
above written:

Harbinger Del-Auto Investment Company, Ltd.

By:	/s/ PHILIP A. FALCONE

Name: Philip A. Falcone
Title: Director

Delphi Corporation

By:	/s/ JOHN D. SHEEHAN

Name: John D. Sheehan
Title: Vice President and Chief Restructuring Officer

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THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES
OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL
APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

PLAN FRAMEWORK SUPPORT AGREEMENT
by and among
DELPHI CORPORATION,
GENERAL MOTORS CORPORATION,
APPALOOSA MANAGEMENT L.P.,
CERBERUS CAPITAL MANAGEMENT, L.P.,
HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.,
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED
and
UBS SECURITIES LLC

Dated as of December 18, 2006

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PLAN FRAMEWORK SUPPORT AGREEMENT
          This Plan Framework Support Agreement (the “Agreement”), is entered into as of December 18, 2006, by and among Delphi Corporation (“Delphi”), on behalf of itself and its subsidiaries and affiliates operating as debtors and debtors-in-possession (together with Delphi, the “Debtors”) in the Chapter 11 Cases (as defined below), General Motors Corporation (“GM”), Appaloosa Management L.P., (“Appaloosa”), Cerberus Capital Management, L.P., (“Cerberus”), Harbinger Capital Partners Master Fund I, Ltd., (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill”) and UBS Securities LLC (“UBS”). Each of the Debtors, GM, Appaloosa, Cerberus, Harbinger, Merril and UBS is referred to herein individually as a “Party,” and collectively, as the “Parties”. As used herein, the phrases “this Agreement”, “hereto”, “hereunder” and phrases of like import shall mean this Agreement.
RECITALS
     A. On October 8 and October 14, 2005, the Debtors commenced jointly administered chapter 11 cases (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for the purpose of restructuring their businesses and related financial obligations pursuant to an overall transformation strategy (the “Transformation Plan”) that would incorporate the following structural components:
(i)	Modification of the Debtors’ labor agreements;

(ii)	Resolution of all issues and disputes between the Debtors and GM regarding (i) certain legacy obligations, including allocating responsibility for various pension and other post-employment benefit obligations; (ii) all alleged claims and causes of action arising from the spin-off of Delphi from GM; (iii) costs associated with the transformation of the Debtors’ business (including the establishment of support to be provided by GM in connection with certain of those businesses that the Debtors intend to shut-down or otherwise dispose of); (iv) the restructuring of ongoing contractual relationships with respect to continuing operations; and (v) the amount and treatment of GM’s claims in the Chapter 11 Cases (together, the “Designated Issues”);

(iii)	Development of a strategically focused product portfolio and realignment of production capacity to support it;

(iv)	Transformation of the Debtors’ work force in keeping with a sustainable cost structure and streamlined product portfolio;

(v)	Resolution of the Debtors’ pension issues; and

(vi)	Restructuring of the Debtors’ balance sheet to accommodate the transformed business.

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     B. In the summer of 2006, Appaloosa and Harbinger, as significant stakeholders of the Debtors, negotiated and entered into non-disclosure agreements with the Debtors pursuant to which they obtained certain information from and about the Debtors and their businesses and engaged in discussions regarding various potential reorganization structures and related matters, including the potential requirement for a substantial equity investment in Delphi to facilitate the Debtors’ restructuring.
     C. Separately, the Debtors conducted negotiations with other potential investors, including Cerberus.
     D. At the Debtors’ request, Appaloosa, Harbinger and Cerberus engaged in discussions regarding their respective views of the Transformation Plan, the terms of a potential investment in Delphi and the general terms of various potential restructuring strategies for the Debtors.
     E. As a consequence of the foregoing discussions, this Agreement sets forth in Article VI hereof certain material terms of a chapter 11 plan for the Debtors (the “Plan”) that is conditioned on (i) the implementation of the Transformation Plan, including a settlement of the Designated Issues, and (ii) a proposed equity investment by certain affiliates of Appaloosa, Cerberus, Harbinger, UBS and Merrill (collectively, the “Plan Investors”) in Delphi (the “Investment”).
     F. The Plan Investors have committed to Delphi to make the Investment on the terms and on the conditions set forth in the Equity Purchase and Commitment Agreement, the form of which is annexed as Exhibit A hereto (the “Investment Agreement”), which sets forth the obligations of the Plan Investors to (i) purchase any unsubscribed shares issued under a rights offering (the “Rights Offering”) of new common stock, and additional shares of common stock, of Delphi to be issued pursuant to the Plan, and (ii) purchase newly issued shares of preferred stock of Delphi.
     G. Subject to the terms of this Agreement, the Parties have agreed to work together to attempt to complete the negotiation of the terms of the Plan, as well as to resolve other outstanding issues, and to formulate and facilitate confirmation and consummation of the Plan and the transactions contemplated hereby; provided, however, that Delphi will be the sole proponent of the Plan.
     H. In so agreeing, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Debtors or any such other Party having such duties.
     I. Settlement of the Designated Issues is contingent upon Delphi and GM reaching agreement on all documents pertinent in any way to GM’s participation in the Plan and/or all transactions contemplated thereby, including, without limitation, definitive documentation evidencing all aspects of the commercial, business and labor-related agreements between Delphi and GM and any other Designated Issues (collectively, the “Delphi/GM Definitive Documents”).

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AGREEMENT
ARTICLE I
OBLIGATIONS OF THE DEBTORS
     The Debtors presently believe that, subject to the exercise (after consultation with outside legal counsel) by each Debtor of its fiduciary duties as a debtor and debtor-in-possession in the Chapter 11 Cases, prompt consummation of the Plan will facilitate the Debtors’ businesses and financial restructuring and is in the best interests of their creditors, shareholders, and other parties-in-interest. Accordingly, the Debtors hereby agree, subject to the exercise (after consultation with outside legal counsel) by each Debtor of its fiduciary duties as a debtor and debtor-in-possession in the Chapter 11 Cases, to use commercially reasonable efforts to obtain confirmation and consummation of the Plan; provided, however, that any failure by the Debtors to take any such actions shall not create any claim (administrative or otherwise) or cause of action against the Debtors or any of their affiliates. Subject to the foregoing and to Delphi and GM reaching agreement on the Delphi/GM Definitive Documents on or before January 31, 2007 or such later date as the Debtors shall agree, for so long as this Agreement remains in effect, the Debtors agree to:
     1.1 Subject to the terms of applicable non-disclosure agreements, provide the Plan Investors and their counsel, accountants, financial advisors and other representatives with access to information and personnel so that the Plan Investors can complete their due diligence review of Delphi and its subsidiaries within the timeframe contemplated by the Investment Agreement;
     1.2 Subject to the terms of applicable non-disclosure agreements, promptly provide the Plan Investors with information regarding the results of operations and other activities and negotiations related to the Transformation Plan, settlement of the Designated Issues and the Plan;
     1.3 Prepare and file with the Bankruptcy Court no later than December 18, 2006, a motion (the “Initial Motion”) seeking an order from the Bankruptcy Court (i) approving and authorizing the Debtors to enter into the Investment Agreement; (ii) authorizing payment of Transaction Expenses, the Commitment Fees and the Alternate Transaction Fee (as such terms are defined in the Investment Agreement) on the terms and conditions set forth in the Investment Agreement, (iii) approving and authorizing the Debtors to enter into this Agreement and (iv) determining that the Parties’ entry into, and performance of, their obligations under this Agreement does not violate any law, including the Bankruptcy Code, and does not give rise to any claim or remedy against the Parties including, without limitation, designating the vote of GM or any Plan Investor on the Plan under section 1125(e) of the Bankruptcy Code;
     1.4 Use commercially reasonable efforts to have the Bankruptcy Court enter an order (the “Initial Approval Order”) granting the relief requested in the Initial Motion, on or before January 5, 2007;

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     1.5 Use commercially reasonable efforts to prepare and distribute to each Party no later than January 31, 2007 drafts of (i) the Plan, (ii) a disclosure statement with respect to the Plan (the “Disclosure Statement”), and (iii) a registration statement to be filed with the Securities and Exchange Commission (the “Registration Statement”) relating to the Rights Offering;
     1.6 Use commercially reasonable efforts to obtain entry by the Bankruptcy Court of an order approving the Disclosure Statement (the “Disclosure Statement Order”) on or before April 5, 2007;
     1.7 Subject to (and conditioned upon) entry of the Disclosure Statement Order, use commercially reasonable efforts to solicit the requisite votes in favor of the Plan, obtain confirmation by the Bankruptcy Court of the Plan, obtain the debt financings contemplated by the Plan and cause the effective date of the Plan to occur on or before the later of (a) July 31, 2007 or (b) the first business day that is 180 days following the date on which the diligence out in the Investment Agreement is no longer able to be exercised as a result of waiver or the passage of time;
     1.8 Use commercially reasonable efforts to cause the Registration Statement to become effective during the period approved for the commencement of solicitation of votes on the Plan; and
     1.9 Engage in good faith negotiations with the other Parties regarding the Plan, Disclosure Statement and other definitive documents that are materially consistent with this Agreement and that resolve all unresolved items reflected herein and/or are necessary to the implementation of the transactions contemplated by this Agreement (collectively, the “Definitive Documents”).
ARTICLE II
SUPPORT OBLIGATIONS OF THE PLAN INVESTORS AND GM
     Unless and until this Agreement has been terminated in accordance with its terms, and subject to GM’s and the Plan Investors’ obligations in this Article II (other than clauses (i) through (iii) of Section 2.4 hereof) being subject to Delphi and GM reaching agreement on the Delphi/GM Definitive Documents (it being understood that no Party has any obligation to agree to or enter into any such documents), and provided that any failure by any Plan Investor or GM to take or refrain from taking, as the case may be, any actions described below in this Article II shall not create any claim or cause of action against them or any of their affiliates, each of the Plan Investors and GM agree (and shall cause its respective subsidiaries and controlled affiliates to agree) that it will:
     2.1 Support entry of the Disclosure Statement Order;
     2.2 Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to entry of the Disclosure Statement Order;
     2.3 Not, nor will it encourage any other person or entity to, object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with, entry of the Disclosure Statement Order;

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     2.4 Until April 1, 2007, or such later date as may be mutually agreed by GM and the Plan Investors (such agreement not to be unreasonably withheld), not, directly or indirectly (i) initiate, solicit, knowingly cooperate with, or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or can reasonably be expected to lead to, any Alternate Transaction (as defined in the Investment Agreement), (ii) engage in, continue, or otherwise participate in any negotiations regarding any Alternate Transaction, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternate Transaction or (iv) withhold, withdraw, qualify, or modify (or resolve to do so) in a manner adverse to the Plan Investors or the Debtors its approval or recommendation of this Agreement, the Plan or the transactions contemplated thereby; and that it will cause its subsidiaries and controlled affiliates not to undertake, directly or indirectly, any of the actions described in the immediately preceding clauses (i) through (iv); and that it will use its commercially reasonable efforts to cause its respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives not to undertake, directly or indirectly, any of such actions; provided, however, that nothing in this Section 2.4 shall preclude GM or any of the Plan Investors or any of their respective subsidiaries or controlled affiliates, or any of their respective directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives from initiating, soliciting, knowingly cooperating with, knowingly encouraging, discussing, negotiating, entering into, consummating or otherwise participating in any transactions relating to (x) the sale and/or wind-down of any of the Debtors’ non-core sites and/or business lines as publicly announced by the Debtors on March 31, 2006 and as modified by the Debtors, in writing provided to GM, from time to time, (y) resourcing products purchased by GM and/or (z) discussions engaged in by the Debtors in the performance of their fiduciary duties; provided further however, that if this provision is extended beyond April 1, 2007 as provided above, from and after April 1, 2007, with Delphi’s prior consent, any Plan Investor or GM, as applicable, may be released from any and all of the foregoing prohibitions of this Section 2.4.
     2.5 Support confirmation of the Plan and entry by the Bankruptcy Court of the order confirming the Plan (the “Confirmation Order”); provided, however, that, for the avoidance of doubt, nothing in this Section 2.5 is an agreement by any of the Plan Investors or GM to vote to accept or reject the Plan;
     2.6 Not commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to the Plan; and
     2.7 Not, nor will it encourage any other person or entity to, delay, object to, impede, appeal, or take any other action, directly or indirectly, to interfere with the acceptance, confirmation or occurrence of the effective date of the Plan.
Notwithstanding any other term or provision of this Agreement, nothing herein shall prevent any Party from taking any action in court as it determines is necessary or appropriate to protect its interests, including, without limitation, objecting (in writing or orally) to any document, such as the Plan or Disclosure Statement, filed in the Chapter 11 Cases by any party in interest.

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ARTICLE III
TERMINATION EVENTS
     3.1 The occurrence of any of the following shall be a “Termination Event”:
          a. Termination of the Investment Agreement, whether pursuant to its terms or otherwise;
          b. Delivery of notice of the termination of this Agreement by any Party to the other Parties for any reason or no reason as determined by the Party delivering such notice in its sole discretion; provided however, that such notice may not be given until April 1, 2007.
     3.2 All obligations hereunder of all Parties shall terminate and shall be of no further force and effect:
          a. Immediately and automatically upon the occurrence of the Termination Event described in Section 3.1(a) hereof;
          b. Two (2) business days after receipt by the other non-terminating Parties of the notice described in Section 3.1(b) hereof; provided however, that delivery of such written notice by any Plan Investor other than Cerberus or Appaloosa shall terminate only the obligations of such Plan Investor hereunder; and
          c. Automatically, and without written notice , immediately prior to the issuance of the common stock and preferred stock contemplated by the Plan and the Investment Agreement.
ARTICLE IV
GOVERNING LAW; JURISDICTION; VENUE
     This Agreement will be governed and construed in accordance with the internal laws of the State of New York without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees for itself that the Bankruptcy Court will retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement. Each Party further agrees to waive any objection based on forum non conveniens.
ARTICLE V
ADDITIONAL AGREEMENTS
          The Parties acknowledge that Delphi and GM presently intend to pursue agreements, to be documented in the Plan, the Confirmation Order and/or the Delphi/GM Definitive Documents, as applicable, concerning, among other matters: (a) triggering of the GM benefit guarantees; (b) assumption by GM of certain postretirement health and life insurance

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obligations for certain Delphi hourly employees; (c) funding of Delphi’s underfunded pension obligations, including by the 414(l) Assumption (defined below); (d) provision of flowback opportunities at certain GM facilities for certain Delphi employees; (e) GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for Delphi employees; (f) GM’s payment of mutually negotiated buy-downs; (g) GM’s payment of certain labor costs for Delphi employees; (h) a revenue plan governing certain other aspects of the commercial relationship between Delphi and GM; (i) the wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites; (j) the Debtors’ support for GM’s efforts to resource products purchased by GM; (k) licensing of the Debtors’ intellectual property to GM or for its benefit; (l) treatment of the Environmental Matters Agreement between Delphi and GM; (m) treatment of normal course items, such as warranty, recall and product liability obligations; and (n) treatment of all other executory contracts between the Debtors and GM. The Parties agree to negotiate in good faith all of the documents and transactions described in this Article (it being understood that (i) no Party has any obligation to enter into any such documents or consummate any such transactions and (ii) the delivery by any Party of a termination notice pursuant to Section 3.1(b) hereof shall not constitute a breach of this Article V).
ARTICLE VI
PLAN FRAMEWORK
     The Plan shall contain all of the following terms:
     6.1 A condition precedent to the effectiveness of the Plan (subject to the waiver provisions to be negotiated in connection with the Plan) shall be that the aggregate amount of all trade claims and other unsecured claims (including any accrued interest) (excluding (i) unsecured funded debt claims, (ii) Flow-Through Claims (defined below), (ii) GM claims, which shall be treated as set forth below, (iii) subordinated debt claims, which shall be treated as set forth below, and (iv) securities claims, which shall be treated as set forth below) (collectively, the “Trade and Other Unsecured Claims”) that have been asserted or scheduled but not yet disallowed as of the effective date of the Plan shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.7 billion.
     6.2 All senior secured debt shall be refinanced and paid in full and all allowed administrative and priority claims shall be paid in full.
     6.3 Trade and Other Unsecured Claims and unsecured funded debt claims shall be placed in a single class. All such claims that are allowed (including all allowed accrued interest) shall be satisfied in full with (a) $810 million of common stock (18,000,000 out of a total of 135,285,714 shares,1 at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi and (b) the balance in cash; provided, however, that the common stock and cash to be distributed pursuant to the immediately preceding clause shall be reduced proportionately by the amount that allowed Trade and Other Unsecured Claims are less than $1.7 billion.

[1]	References in this Article VI to the total number of shares of common stock gives effect to the conversion of the preferred stock issued pursuant to the Investment Agreement to common stock. proportionately by the amount that allowed Trade and Other Unsecured Claims are less than $1.7 billion.

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     6.4 (i) Customer and environmental obligations, (ii) employee-related (excluding collective bargaining-related obligations) and other obligations (as to be agreed by the Debtors and the Plan Investors) and (iii) litigation exposures and other liabilities that are covered by insurance (as to be agreed by the Debtors and the Plan Investors and scheduled in the Plan) ((i), (ii) and (iii) together, the “Flow-Through Claims”) will be unimpaired and will be satisfied in the ordinary course of business (subject to the preservation and flow-through of all estate rights, claims and defenses with respect thereto which shall be fully reserved).
     6.5 GM will receive an allowed general unsecured claim for all claims and rights of GM and its affiliates (excluding in respect of the 414(l) Assumption, all Flow Through Claims and all other claims and amounts to be treated in the normal course or arising or paid pursuant to the Delphi/GM Definitive Documents) that will be satisfied with (a) 7,000,000 out of a total of 135,285,714 shares of common stock in reorganized Delphi and (b) $2.63 billion in cash.
     6.6 All subordinated debt claims (including all accrued interest) will be allowed and will be satisfied with (a) $450 million of common stock (10,000,000 out of a total of 135,285,714 shares, at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi and (b) the balance in cash.
     6.7 Allowed securities claims will be satisfied solely from available insurance or as otherwise agreed by the Plan Investors.
     6.8 Holders of existing equity securities in Delphi shall receive, in the aggregate, (a) $135 million of common stock (3,000,000 out of a total of 135,285,714 shares, at a deemed value of $45.00 per share for Plan distribution purposes) in reorganized Delphi and (b) rights to purchase 63,000,000 out of a total of 135,285,714 shares of common stock (to be reduced by the guaranteed minimum of 10% of the rights for the Plan Investors) in reorganized Delphi for $2.205 billion (exercise price: $35/share).
     6.9 The preferred stock to be issued pursuant to the Plan in connection with the Investment Agreement shall be subject to the terms listed on the term sheet attached to the Investment Agreement (“Summary of Terms of Preferred Stock”), which are incorporated by reference herein.
     6.10 Delphi will arrange for payment on the effective date of the Plan of $3.5 billion to fund its pension obligations. Such payment will include GM taking $2.0 billion of net pension obligations pursuant to a 414(l) transaction (the “414(l) Assumption”), which amount shall be reduced to no less than $1.5 billion if (a) Delphi and the Plan Investors determine that any greater amount will have an adverse impact on the Debtors or (b) the Plan Investors determine that any greater amount will have an adverse impact on the Plan Investors’ proposed investment in the Debtors. GM will receive a note from Delphi in the amount of the 414(l) Assumption transferred in the 414(l) transaction, subject to agreed market terms to be specified in the Delphi/GM Definitive Documents; provided, however, that such note will be due, payable and paid in full at par plus accrued interest in cash within ten (10) days following the effective date of the Plan.

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     6.11 A joint claims oversight committee shall be established on the effective date of the Plan or as soon thereafter as practicable to monitor claims administration, provide guidance to the Debtors, and address the Bankruptcy Court if such post-effective date joint claims oversight committee disagrees with the Debtors’ determinations requiring claims resolution. The composition of the joint claims oversight committee shall be satisfactory to the Plan Investors in their sole and absolute discretion, but in any case, shall include at least one representative appointed by the Plan Investors.
     6.12 Reorganized Delphi will be subject to the following corporate governance provisions:
          a. A five-member selection committee (the “Selection Committee”) will select a new executive chair of reorganized Delphi. The Selection Committee will consist of the following members: (i) John D. Opie, currently a member of Delphi’s board of directors and its lead independent director; (ii) one (1) representative appointed by the statutory committee of unsecured creditors appointed in the Chapter 11 Cases; (iii) one (1) representative appointed by the statutory committee of equity security holders appointed in the Chapter 11 Cases; and (iv) two (2) representatives appointed by the Plan Investors. The new executive chair will be chosen by a super majority of four (4) of the five (5) members of the Selection Committee, which must include both representatives appointed by the Plan Investors.
          b. The board of directors of reorganized Delphi will consist of twelve (12) members: (i) the new executive chair; (ii) Rodney O’Neal, who will be appointed chief executive officer and president of reorganized Delphi not later than the effective date of the Plan; (iii) four (4) members (who may include one (1) existing independent director) chosen by a unanimous vote of the Selection Committee, provided, however, that the representatives of the Selection Committee appointed by the Plan Investors will not be entitled to vote on these four (4) directors (the “Common Directors”); (iv) three (3) members chosen by Appaloosa; and (v) three (3) members chosen by Cerberus. All twelve (12) new directors will be publicly identified not later than the day that is ten (10) days prior to the date scheduled for the hearing of the Bankruptcy Court to confirm the Plan. The board of directors of reorganized Delphi will satisfy all applicable exchange/NASDAQ independence requirements.
          c. Ongoing management compensation, including the SERP, stock options, restricted stock, severance, change in control provisions and all other benefits will be on market terms (as determined by the Board of Directors, based on the advice of Watson-Wyatt, and such management compensation plan design shall be described in the Disclosure Statement and included in the Plan) and reasonably acceptable to the Plan Investors; claims of former management and terminated/resigning management will be resolved on terms acceptable to Delphi and the Plan Investors or by court order. Equity awards will dilute all equity interests pro rata.
          d. The amended and restated certificate of incorporation of Delphi to be effective immediately following the effective date of the Plan shall prohibit; (A) for so long as Appaloosa or Dolce Investments, LLC (“Dolce”), as the case may be, owns any shares of Series A Preferred Stock, any transactions between Delphi or any of its Subsidiaries (as defined in the Investment Agreement), on the one hand, and Appaloosa or Dolce or their respective Affiliates (as defined in the Investment Agreement), as the case may be, on the other hand (including any

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“going private transaction” sponsored by Appaloosa or Dolce) unless such transaction shall have been approved by (x) directors constituting not less than 75% of the number of Common Directors (as defined in the Investment Agreement) and (y) in the case of any transaction with Appaloosa or its Affiliates, Dolce, and in the case of any transaction with Dolce or its Affiliates, Appaloosa, and (B) any transaction between Delphi or any of its Subsidiaries, on the one hand, and a director, on the other hand, other than a director appointed by holders of Series A Preferred Stock (as defined in the Investment Agreement), unless such transaction shall have been approved by directors having no material interest in such transaction (a “Disinterested Director”) constituting not less than 75% of the number of Disinterested Directors; provided, that nothing in this provision shall require any approval of any arrangements in effect as of December 18, 2006 with either General Motors Acceptance Corporation (“GMAC”) or GM as a result of the ownership by Dolce and its Affiliates of securities of GMAC or Dolce’s and its Affiliates’ other arrangements in effect as of December 18, 2006 with GM with respect to GMAC.
          6.13 A condition precedent to the effectiveness of the Plan shall be the ratification (and/or fulfillment of all other prerequisites to the effectiveness) of each of Delphi’s definitive labor agreements with each of its U.S. labor unions (including, without limitation, new or amended collective bargaining agreements and withdrawals and/or settlements of all claims of each of Delphi’s labor unions) and each of the labor-related Delphi/GM Definitive Documents.
ARTICLE VII
IMPLEMENTATION
     7.1 Promptly after execution of this Agreement by all Parties, Delphi will seek entry of the Initial Approval Order, in form and substance satisfactory to each Party, by the Bankruptcy Court. The Plan Investors and GM will timely file statements in support thereof with the Bankruptcy Court.
     7.2 The Parties agree to negotiate in good faith all of the documents and transactions described in this Agreement (it being understood that (i) no Party has any obligation to enter into any such documents or consummate any such transactions and (ii) the delivery by any Party of a termination notice pursuant to Section 3.1(b) hereof shall not constitute a breach of this Section 7.2).
ARTICLE VIII
GENERAL PROVISIONS
     8.1 This Agreement is expressly contingent on, and shall automatically become effective on such date as the Initial Approval Order, in form and substance satisfactory to each Party, has been entered by the Bankruptcy Court and the Investment Agreement, substantially in the form of Exhibit A hereto, has been executed by all parties to the Investment Agreement; provided, however, that if the Bankruptcy Court shall not have entered the Initial Approval Order, in form and substance satisfactory to each Party, on or before January 22, 2007 and all parties to

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the Investment Agreement shall not have executed the Investment Agreement, substantially in the form of Exhibit A hereto, within three (3) business days following entry of the Initial Approval Order, this Agreement (and all obligations hereunder of all Parties) shall automatically terminate without ever having become effective.
     8.2 Except as expressly provided in this Agreement, nothing contained herein (i) is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, (ii) may be deemed an admission of any kind, or (iii) effects a modification of any existing agreement until the occurrence of the effective date of the Plan. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto are not admissible into evidence in any proceeding other than a proceeding to enforce its terms.
     8.3 The Plan Investors shall promptly deliver to GM (i) written notice upon the termination of the Investment Agreement, whether pursuant to its terms or otherwise, and (ii) copies of any amendments, waivers, supplements or other modifications to the Investment Agreement.
     8.4 Delphi and the Plan Investors have advised GM that (a) the Plan Framework described in Article VI of this Agreement and the planned investments of the Plan Investors described in the Investment Agreement are predicated, in part, on the ability of Delphi to formulate a business plan and projections reflecting that Delphi’s reorganized businesses will achieve annual EBITDA of not less than $2.4 billion on a consolidated basis following completion of Delphi’s Transformation Plan and (b) Delphi will not be able to achieve such financial results if the Transformation Plan is not implemented.
     8.5 Each Plan Investor and GM hereby agrees that it shall not (and shall cause its subsidiaries and controlled affiliates not to) (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly, of its right, title or interest in respect of its claims against or interests in any of the Debtors (to the extent held by it on the date hereof or acquired hereafter), in whole or in part, or (b) grant any proxies, deposit any such claims or interests (to the extent held by it on the date hereof or acquired hereafter) into a voting trust, or enter into a voting agreement with respect to such claims or interests, as the case may be, unless the transferee agrees in writing at the time of such transfer to be bound by all obligations of the transferor contained in this Agreement, including, but not limited to, Article II hereof, and the transferor, within three business days, provides written notice of such transfer to each other Party, together with a copy of the written agreement of the transferee agreeing to be so bound. Each Party further agrees that it may not create any subsidiary or affiliate for the sole purpose of acquiring any claims against or interests in any member of the Debtors without causing such subsidiary or affiliate to become a Party hereto prior to such acquisition.
     8.6 Each of Appaloosa, Harbinger, Cerberus, Merrill and UBS hereby confirms, on a several but not joint basis, that it and its affiliates remains the beneficial holder of, and/or the holder of investment authority over, the claim and interests, if any, previously disclosed in connection with its applicable non-disclosure agreement with the Debtors and that it will advise the Debtors upon any change in its or its affiliates’ holdings.

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     8.7 Each Party hereby acknowledges that this Agreement is not and shall not be deemed to be a solicitation to accept or reject a plan in contravention of section 1125(b) of the Bankruptcy Code. Each Party further acknowledges that no securities of any Debtor are being offered or sold hereby and that this Agreement does not constitutes an offer to sell or a solicitation of an offer to buy any securities of any Debtor.
     8.8 Each Party, severally and not jointly, represents, covenants, warrants, and agrees to each other Party, only as to itself and not as to each of the others, that the following statements, as applicable, are true, correct, and complete as of the date hereof:
          a. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder;
          b. It is duly organized, validly existing, and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
          c. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action on its part; provided, however, that the Debtors’ authority to enter into this Agreement is subject to Bankruptcy Court approval;
          d. This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with the terms hereof, subject to entry of the Initial Approval Order;
          e. The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party; and
          f. There are no undisclosed agreements or commitments between or among the Parties regarding matters subject to the terms of this Agreement.
     8.9 Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
     8.10 This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 8.10 will be deemed to permit sales, assignments, or transfers of this Agreement.

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     8.11 Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to the Debtors, to:

a.	Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
	Attention:	John D. Sheehan – Facsimile: (248) 813-2612
David M. Sherbin, Esq./Sean Corcoran – Facsimile: (248) 813-2491

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	(212) 735-2000/1
	Attention:	Eric L. Cochran, Esq.
Kayalyn A. Marafioti, Esq.
Thomas J. Matz, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
	Facsimile:	(312) 407-0411
	Attention:	John Wm. Butler, Jr., Esq.
George N. Panagakis, Esq.

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b.	If to Appaloosa, to:

Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey 07928
	Facsimile:	(973) 701-7055
	Attention:	Ronald Goldstein

with a copy to:

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131-2352
	Facsimile:	(305) 358-5744/5766
	Attention:	Thomas E Lauria, Esq.

c.	If to Harbinger, to:

Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners
555 Madison Avenue, 16th Floor
New York, New York 10022
	Facsimile:	(212) 508-3721
	Attention:	Philip A. Falcone

with a copy to:

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131-2352
	Facsimile:	(305) 358-5744/5766
	Attention:	Thomas E Lauria

and

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022-3598
	Facsimile:	(212) 836-7157
	Attention:	Benjamin Mintz, Esq.
Lynn Toby Fisher, Esq.

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d.	If to Cerberus, to:

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
	Facsimile:	(212) 421-2958 / (212) 909-1409 / (212) 935-8749
	Attention:	Scott Cohen / Dev Kapadia / Seth Gardner

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017-5735
	Facsimile:	(213) 892-4470
	Attention:	Gregory A. Bray, Esq.

e.	If to GM, to:

General Motors Corporation
767 Fifth Avenue
14th Floor
New York, New York 10153
	Facsimile:	(212) 418-3695
	Attention:	Michael Lukas

and

General Motors Corporation
300 GM Renaissance Center
Detroit, Michigan 48265
	Facsimile:	(313) 665-4992
	Attention:	E. Chris Johnson, Esq.
Frederick A. Fromm, Esq.

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
	Facsimile:	(212) 310-8007
	Attention:	Martin J. Bienenstock, Esq.
Jeffrey L. Tanenbaum, Esq.
Michael P. Kessler, Esq.

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f.	If to Merrill, to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated.
4 World Financial Center
New York, New York 10080
	Facsimile:	(212) 449-0769
	Attention:	Robert Spork / Rick Morris

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Facsimile:	(212) 757-3990
	Attention:	Andrew N. Rosenberg

g.	If to UBS, to:

UBS Securities LLC
299 Park Avenue
New York, New York 10171
	Facsimile:	(212) 821-3008 / (212) 821-4042
	Attention:	Steve Smith / Osamu Watanabe

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
	Facsimile:	(212) 225-3999
	Attention:	Leslie N. Silverman
     8.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.
     8.14 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, with respect to such subject matter. This Agreement is the product of negotiations among the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement will be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, will be construed more or less favorably to any Party.
     8.15 The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint. Any breach of this Agreement by any Party shall not result in liability for any other non-breaching Party.
[Remainder of page intentionally blank; remaining pages are signature pages.]

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     IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

DELPHI CORPORATION

By:	/s/ JOHN D. SHEEHAN

	Name:	John D. Sheehan
	Title:	Vice President and Chief
Restructuring Officer

GENERAL MOTORS CORPORATION

By:	/s/ FREDERICK A. HENDERSON

	Name:	Frederick A. Henderson
	Title:	Vice Chairman and Chief Financial Officer

APPALOOSA MANAGEMENT L.P.

By:	/s/ RONALD M. GOLDSTEIN

	Name:	Ronald M. Goldstein
	Title:	Partner

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C., as investment manager

By:	/s/ PHILIP A. FALCONE

	Name:	Philip A. Falcone
	Title:	Senior Managing Director

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CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ SCOTT COHEN

	Name:	Scott Cohen
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

By:	/s/ GRAHAM GOLDSMITH

	Name:	Graham Goldsmith
	Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ STEVEN D. SMITH

	Name:	Steven D. Smith
	Title:	Managing Director

By:	/s/ ANDREW KRAMER

	Name:	Andrew Kramer
	Title:	Managing Director